As filed with the Securities and Exchange Commission on November 12, 1999 Registration Number 333-89941


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------

                                 AMENDMENT NO. 1

                                       TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           ---------------------------
                         OUTLOOK SPORTS TECHNOLOGY, INC.

        (Exact name of small business issuer as specified in its charter)

                           ---------------------------

           DELAWARE                                3949                              65-0648808
(State of other jurisdiction of            (Primary standard industrial      (I.R.S. Employer Identification No.)
incorporation or organization)              classification code number)


                           100 GRAND STREET, 5TH FLOOR
                               NEW YORK, NY 10013

                                 (212) 966-0400

          (Address and telephone number of principal executive offices)

                           ---------------------------
                      PAUL BERGER, CHIEF EXECUTIVE OFFICER
                           100 GRAND STREET, 5TH FLOOR

                               NEW YORK, NY 10013
                                 (212) 966-0400

            (Name, address and telephone number of agent for service)

                           ---------------------------

                        Copies of all communications to:

                             GREGORY SICHENZIA, ESQ.
                         Sichenzia Ross & Friedman, LLP
                              135 West 50th Street
                                   20th Floor
                               New York, NY 10020
                                (212) 664-1200)

                           ---------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
         AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES

                 EFFECTIVE AND CONCLUDING 120 DAYS THEREAFTER.

     If this Form is a post-effective amendment filed pursuant to Rule 429(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

                                 ---------------
THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE AND DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                        CALCULATION OF REGISTRATION FEES



                                                                 PROPOSED            PROPOSED
                                                                 MAXIMUM             MAXIMUM

TITLE OF EACH CLASS OF                          AMOUNT TO        OFFERING            AGGREGATE      AMOUNT OF
SECURITIES TO BE REGISTERED                     REGISTERED       PRICE PER           OFFERING       REGISTRATION

                                                                 SECURITY (1)(2)     PRICE (1)      FEE (3)



Common Stock, $.01 par value                    3,955,922        $11.25              $4,504,122.50  $12,372
                                                                                     $4,504,122.50  $12,372

(1) Estimated solely for the purpose of determining the registration fee.

(2) Represents the closing sale price for the Registrant's Class A common stock on November 8, 1999.

(3) Registrant previously paid $12,529.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1999

PROSPECTUS

                         OUTLOOK SPORTS TECHNOLOGY, INC.

                    3,955,922 Shares of Class A Common Stock




Outlook Sports Technology, Inc.:                       The Offering:

*    Outlook Sports Technology, Inc.                   *    This prospectus is prepared in connection
     100 Grand Street, 5th Floor                            with the sale to the public of shares of our
     New York, NY 10013                                     Class A common stock.

     (212) 966-0400

                                                       *    Selling shareholders are offering all of the

*    Over-the-Counter Bulletin Board Symbol:                3,955,922 shares of Class A common stock.
     TGRA
                                                       *    There      is     no
                                                            underwriter       or
                                                            coordinating  broker
                                                            acting in connection
                                                            with this offering.

                                                            Per Share      Total

     Public Offering Price                                  $11.25         $44,504,123
     Proceeds to Outlook Sports Technology, Inc.            $    0         $         0

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete, nor have will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is criminal.

                     The date of this prospectus is , 1999



                                TABLE OF CONTENTS


Prospectus Summary.................................3       Executive Compensation............................29

Risk Factors.......................................5       Principal Stockholders............................31

Use of Proceeds...................................11       Certain Transactions..............................32

Dilution..........................................11       Description of Our Securities.....................34

Capitalization....................................12       Shares Eligible for Future Sale...................37

Dividends.........................................12       Selling Stockholders..............................37

Selected Financial Data...........................13       Plan of Distribution..............................43

Management's Discussion and Analysis of                    Legal Matters.....................................43

Financial Condition and Results of                         Experts...........................................43

Operations........................................14       Where You Can Find More Information...............44

Business..........................................19       Index to Financial Statements....................F-1

Management........................................28


                               PROSPECTUS SUMMARY

OUR BUSINESS

         We design and market premium quality, technologically innovative golf drivers under the Tegra brand name. Tegra golf clubs were developed to reduce slice in the average golfer. In June 1999, we launched a direct response advertising campaign. This campaign was in the form of a 30 minute infomercial for the Tegra Driver.

         We expended a significant portion of our capital resources on the development and execution of the infomercial; however, the results of the campaign were far below our expectations. To date, we have merely broken even from such endeavors.

         As a result, we believe that we will need to raise significant capital from outside sources to execute our business plan and continue golf operations. Presently, however, we do not believe that such capital resources are available to us in the time frame necessary to continue operations. Thus, we have determined that we will endeavor to seek business opportunities outside the golf business or, possibly, divest our golf assets.

OUR PROPOSED OPERATIONS

         We propose to evaluate one or more businesses and ultimately acquire an interest or otherwise participate in a business. As of the date of this prospectus, we have investigated several businesses, however, we have no current arrangements, commitments or understandings to acquire the assets or the securities of a business.

                                  THE OFFERING




Common stock offered by selling shareholders:............3,955,922 shares

Common stock to be outstanding after this

     offering............................................8,161,688

Use of Proceeds..........................................We do not expect to receive any proceeds from the sale of our common stock in this offering. See "Use
                                                         of Proceeds"

Dividend Policy:.........................................We do not intend to pay dividends on our Class A common stock. We plan to retain any earnings for
                                                         use in the operation of our business and to fund

                                                         future growth.


         The 8,161,688 shares of common stock to be outstanding after this offering is based on the 4,468,266 shares outstanding as of the date of this prospectus. Such amount includes the 3,955,922 shares of Class A common stock which are being offered by some of our selling shareholders in this offering. Of the shares being offered by our selling shareholders, 3,693,422 are issuable to such persons upon the exercise of certain warrants and options. For the purposes of this calculation, we have assumed that the selling shareholders exercised such warrants and options immediately prior to the offering. The shares of Class A common stock to be outstanding after this offering excludes:

o 1,174,506 shares of our Class A common stock that is issuable upon exercise of certain warrants and options that are outstanding.

o 1,227,927 additional shares of Class A common stock reserved for issuance under our existing stock option plans as of July 31, 1999

                             SUMMARY FINANCIAL DATA

         Set forth below is summary financial data for the years ended January 31, 1999 and January 31, 1998, which was derived from our audited financial statements. Also set forth below is financial data for the six month periods ended July 31, 1999 and July 31, 1998, which has been derived from our unaudited financial statements. In our opinion, these unaudited statements have been prepared on the same basis as our audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our results of operations and financial condition for these periods.



                                                         YEAR ENDED                       SIX MONTHS ENDED
                                                         January 31,                           July 31,

                                                    1999            1998               1999             1998

   STATEMENTS OF OPERATIONS DATA:


   Revenue........................................ $ 468,194       $  741,120         $  84,193        $  440,474
   Total costs and expenses....................... 6,735,853        5,190,123         3,555,415         3,378,023
   Loss from operations...........................(6,267,659)      (4,449,003)       (3,741,222)       (2,937,549)
   Interest expense...............................  (544,869)        (244,648)          (40,792)         (325,636)
   Gain on sale of license........................   413,997              ---               ---           413,997
   Net loss.......................................(6,398,531)      (4,693,651)       (3,512,014)       (2,849,188)
   Basic and diluted loss per share of

     Common Stock.................................     (2.34)           (2.21)             (.85)            (1.17)
   Weighted average number of common
     shares outstanding...........................  2,739,376        2,120,460         4,126,006         2,425,197


                                                                                        AS OF JULY 31, 1999
                                                                                     ACTUAL        AS ADJUSTED

   BALANCE SHEET DATA:


   Current assets...............................................................       $ 333,532      $24,594,826
   Working capital (deficiency).................................................     (4,305,687)       20,255,607
   Total assets.................................................................         616,898       24,878,192
   Total liabilities............................................................       4,829,219        4,529,219
   Stockholders' equity (deficit)...............................................     (4,212,321)       20,348,973


     The balance sheet data as at July 31, 1999 in the "As Adjusted" column is adjusted to reflect:

o 20,000 shares of Class A common stock issued to Sichenzia, Ross & Friedman LLP in consideration for legal services rendered

o the issuance of an additional 75,000 shares of Class A common stock after July 31, 1999 which are being offered pursuant to this prospectus

o the issuance of 3,693,422 shares of Class A common stock upon exercise of options and warrants, such shares of common stock being offered pursuant to this prospectus. We cannot assure you that such options and warrants, or any portion of such options or warrants will be exercised

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY RISKS FACING OUR COMPANY. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US, OR RISKS THAT WE CURRENTLY DEEM IMMATERIAL, MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

         OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THESE RISKS. THE TRADING PRICE OF OUR CLASS A COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATING TO OUR OPERATIONS

WE HAVE A HISTORY OF LOSSES AND DO NOT BELIEVE THAT WE WILL ACHIEVE PROFITABILITY IN OUR CURRENT BUSINESS.

         We have incurred operating losses since our inception and had an accumulated deficit of $16,982,748 as of July 31, 1999. We incurred a net loss of $6,398,531 for the year ended January 31, 1999, as compared with a net loss of $4,693,651 for the year ended January 31, 1998. We incurred a net loss of $ 3,512,014 for the six months ended July 31, 1999, as compared with a net loss of $ 2,849,188 for the six months ended July 31, 1998. Such losses have resulted principally from expenses incurred from general and administrative costs, research and development and marketing costs incurred during our development efforts. In light of our net losses, we do not presently believe that we will be able to achieve profitability in our current business. We are actively seeking to acquire or merge into one or more businesses in unrelated industries or, alternatively, we intend to divest our golf assets. We cannot assure you that our endeavors to acquire or merge into a business will be successful or, even if successful, that such business will be profitable. In the event we are unable to find an acquisition or merger candidate, we cannot assure you that we will be able to divest our assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources."

WE HAVE A SUBSTANTIAL LACK OF CASH, ARE PRESENTLY UNABLE TO PAY CERTAIN DEBTS AND MAY SEEK PROTECTION FROM OUR CREDITORS UNDER APPLICABLE BANKRUPTCY LAWS.

         We do not presently have adequate cash from operations or financing activities to meet either our short-term or long-term needs. In addition, we are delinquent on our obligations to repay an aggregate of $325,000 of debt used to help finance the expenses related to our public offering. Part of this amount has been due since September 30, 1998, and the remainder has been due since October 15, 1998.

         In December 1998, we terminated several employees because we were unable to pay such employees' salaries. We owed such employees back salary and agreed to pay such employees severance package which totaled an aggregate of $450,000, of which we presently owe approximately $250,000.

         We do not have sufficient cash to repay all of these obligations. We are dependant upon outside sources of financing which we no longer believe will be available to us in our present line of business. Should our plans to acquire or merge into one or more businesses, or alternatively to divest our assets, be unsuccessful, we expect that we will seek protection from our creditors under the applicable bankruptcy laws.

WE DO NOT HAVE ADEQUATE CASH OR REVENUE SOURCES TO MEET OUR LONG TERM OR SHORT TERM NEEDS.

         We do not presently have adequate cash from operations to meet either our long term or short term needs. In order to meet our needs for cash to fund our operations, we must obtain additional financing. We are currently in default under a number of our arrangements, agreements and instruments with creditors.

If this offering is not successful, or if we are unable to obtain significant additional financing, we may be obligated to seek protection from our creditors under the bankruptcy laws and you may lose your investment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources;" and our financial statements which begin on page F-1 of this prospectus.

OUR ACCOUNTANTS EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

          Our independent certified public accountants have issued their report, dated October 12, 1999, on our financial statements for the year ended January 31, 1999. Such report includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern based on some of the following reasons:

     o we have suffered recurring losses and negative cash flows from operations through January 31, 1999

     o we have a shareholders' deficit and working capital deficiency as of January 31, 1999

     o we are dependent on raising additional financing in order to fund our existing level of operations

         These factors raise substantial doubt about our ability to continue as a going concern. If we are unable to secure significant additional financing, we may be obliged to seek protection under the bankruptcy laws and you may lose your investment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources;" and our financial statements included in this prospectus.

WE ARE DEPENDANT ON THE PROCEEDS FROM THIS OFFERING TO MEET OUR OBLIGATIONS AND TO FUND OUR ENDEAVORS TO SEARCH FOR POTENTIAL ACQUISITION CANDIDATES.

         Our capital requirements have been and will continue to be significant. We are dependent on and intend to use a substantial portion of the proceeds of this offering to fund our operations until an acquisition or merger can be commenced. We will also use the proceeds from this offering to fund our endeavors to search for potential acquisition or merger candidates. We have no current arrangements with respect to, or sources of, additional financing and we cannot assure you that any additional financing will be available to us on acceptable terms, or at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

WE HAVE A LIMITED OPERATING HISTORY FOR YOU TO ASSESS THE ADVISABILITY OF YOUR INVESTMENT.

         We have a limited operating and financial history for you to consider in assessing the advisability of your investment. When considering your investment, you should take into consideration that, to date, we have achieved limited sales and we have incurred significant losses. You must also consider that we no longer believe that we can remain viable in our current business. To remain economically viable, we believe that we must engage in other businesses, possibly in unrelated industries. We cannot assure that we will be successful in addressing these risks and challenges.

RISKS RELATING TO OUR EFFORTS TO ACQUIRE A NEW BUSINESS

OUR MANAGEMENT LACKS EXPERIENCE IN SEEKING POTENTIAL BUSINESSES.

         We are substantially dependent on the efforts of our founders and principal officers. We were founded in 1996 for the purpose of marketing, designing and distributing golf products. Our management has no proven record of success in finding or engaging acquisition or merger candidates, or potential purchasers of assets. We currently have no employment contracts or non-competition agreements with, nor do we carry key man life insurance for, any of our principal officers.

OUR MANAGEMENT MAY NEGOTIATE TO BE PAID A PREMIUM FOR THEIR SHARES OF COMMON STOCK AS PART OF A MERGER OR ACQUISITION TRANSACTION.

         Our officers and directors currently own 41.9% of our presently issued and outstanding Class A common stock. Our officers and directors may actively negotiate or otherwise consent to the purchase of any portion of their Class A common stock as a condition to, or in connection with, a proposed merger or acquisition transaction. A premium may be paid on this stock in connection with any such stock purchase transaction and you will not receive any portion of the premium that may be paid. Furthermore, our shareholders may not be afforded an opportunity to approve or consent to any particular stock buy-out transaction. Thus, there is a potential for members of management to consider their own personal pecuniary benefit rather than the best interests of our other stockholders. Such conduct may present management with conflicts of interest. Such conflicts may possibly compromise management's state law fiduciary duties to our shareholders.

OUR MANAGEMENT OWNS A SUFFICIENT AMOUNT OF OUR CLASS A COMMON STOCK TO CONTROL THE OUTCOME OF SHAREHOLDER VOTES.

         Upon completion of this offering, Paul Berger, our Chief Executive Officer and Jim Dodrill, our President, will own 21.8% of OUR OUTSTANDING CLASS A COMMON STOCK EXCLUSIVE OF THEIR PRESENTLY EXERCISABLE OPTIONS. Thus, our principal stockholders and our current management will be able to exercise significant control over the outcome of most matters submitted for shareholder approval. These matters may include the election of directors and amendments to our certificate of incorporation and otherwise direct the our affairs. See "Principal and Selling Shareholders."

SHARES OF CLASS A COMMON STOCK RESERVED FOR ISSUANCE UPON EXERCISE OF EMPLOYEE STOCK OPTIONS MAY HINDER FUTURE FINANCING EFFORTS.

         We have reserved an aggregate of 1,950,000 shares of our Class A common stock for issuances pursuant to certain of our stock option plans. Of such shares, 1,150,000 shares are issuable upon exercise of options issued pursuant to our 1996 Incentive and Non-qualified Stock Option Plan and 800,000 shares are issuable upon exercise of options issued pursuant to our 1998 Incentive and Non-qualified Stock Option Plan. Such options are issuable to our employees, officers, directors, and consultants.

         To date, we have granted options to purchase a total of 722,023 shares of Class A common stock. The exercise prices of such options presently range from $0.225 to $6.67 per share. These options may hinder future equity financing because of the perception that sales of such shares could depress prevailing market prices of our Class A common stock. See "Management -- Stock Option Plans" and "Certain Transactions."

WE HAVE NO CURRENT ARRANGEMENTS, COMMITMENTS OR UNDERSTANDINGS REGARDING THE POSSIBILITY OF AN ACQUISITION OR MERGER TRANSACTION.

         We have no present proposals, arrangements or understanding, with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger transaction contemplated in this prospectus. We previously entered into a non-binding letter of intent with a privately held full service, financial public relations company. Under the letter of intent we agreed, subject to certain conditions, to acquire 100% of the outstanding shares of such company in exchange for 9,000,000 shares of our Class A common stock. The letter of intent has since expired. While we hope to engage in a similar transaction with this or another business, we cannot assure you that we will be able consummate such a transaction with this company or at all.

POSSIBLE ACQUISITIONS MAY NOT BE PROFITABLE.

         We cannot assure you that we will be able to acquire a favorable business. In addition, even if we become engaged in a new business, we cannot assure you that we will generate enough revenues to be profitable.

WE MAY NOT BE ABLE TO SECURE CONVENTIONAL FINANCING FOR BUSINESS ACQUIRED OR MERGED.

         We expect that any business we acquire will present such a level of risk that conventional private or public offerings of securities or conventional bank financing would not be available to us once it acquires said business.

OUR MANAGEMENT'S DECISIONS TO ACQUIRE INTO OR MERGE WITH A BUSINESS MAY BE MADE WITHOUT EXTENSIVE EVALUATION.

         Our limited funds will likely make it impracticable to conduct a complete and exhaustive investigation and analysis of a business. Therefore, management decisions will likely be made without detailed feasibility studies, independent analysis, market surveys, and the like which, if we had more funds available, would be desirable. We will be particularly dependent in making decisions on information provided by the promoter, owner, sponsor, or others associated with the businesses seeking our participation, and which will have a direct economic interest in completing a transaction with us.

YOUR INVESTMENT MAY BE DILUTED IN THE EVENT OF A BUSINESS REORGANIZATION.

         It is likely that we will issue additional shares of common stock or preferred stock in connection with a potential merger, consolidation, or other business reorganization. The consequences may be a change of control, significant dilution to your investment and a material decrease in your equity interest in us. Since we have not made any determination with respect to the acquisition of any specific business, we cannot speculate on the form of any potential business reorganization or the amount of securities which we may issue. Our Board of Directors may issue additional securities on terms and conditions which the Board of Directors, in its sole discretion, determines to be in our best interest and without seeking shareholder approval.

YOUR RIGHTS MAY BE LIMITED IN AN ACQUISITION.

         Our shareholders may not be afforded an opportunity specifically to approve or disapprove any particular business reorganization or acquisition. Except under certain circumstances, our directors will be able to consummate an acquisition by or of us without the approval of our shareholders. Under applicable corporate law, only in the event of a merger, consolidation, or sale of all or substantially all of our assets, will our shareholders have the right to object to the merger, consolidation, or sale and assert his or her dissenter's right to appraisal of his or her shares. If an acquisition is consummated in the form of an exchange of securities, our shareholders will not have the right to object or claim dissenter's rights.

WE MAY BE EXPOSED TO LOSSES BY OUR POSSIBLE USE OF LEVERAGE.

         A business acquired through a leveraged buy-out will be profitable only if it generates enough revenues to cover the related debt and expenses. A leveraged buy-out involves the financing of an acquisition by borrowing on the assets of the business to be acquired. This practice could increase our exposure to larger losses. There can be no assurance that any business acquired through a leveraged buy-out will generate sufficient revenues to cover the related debt and expenses. The use of leverage to consummate a business combination may reduce our ability to incur additional debt, make other acquisitions, or declare dividends, and may subject our operations to strict financial controls and significant interest expense. We expect that we will have few, if any, opportunities to utilize leverage in an acquisition. Even if we are able to identify a business where leverage may be used, there is no assurance that financing will be available, or if available, on terms acceptable to us.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH COMPETITORS.

         The search for potentially profitable businesses is intensely competitive. We expect to be at a disadvantage in competing with firms which have substantially greater financial and management resources than us. It is expected this competitive condition will exist in any industry in which we may become engaged.

A BUSINESS WE ACQUIRE MAY BE SUBJECT TO GOVERNMENTAL REGULATION.

         The use of assets and/or the conduct of business which we may acquire could be subject to governmental regulations, including environmental and taxation matters, which regulations would have a materially adverse affect on the use of such assets and/or the conduct of such businesses.

RISKS RELATING TO THE TRADING OF OUR COMMON STOCK

YOU MAY EXPERIENCE DIFFICULTY IN TRADING OUR CLASS A COMMON STOCK BECAUSE OF ITS LISTING ON THE OVER-THE-COUNTER ELECTRONIC BULLETIN BOARD.

         Our Class A common stock is quoted on the Over-the-Counter Electronic Bulletin Board. The Bulletin Board is a significantly less liquid trading market than the Nasdaq SmallCap Market or other stock exchanges. At a future date, we may apply for listing on the Nasdaq SmallCap Market or other exchanges if we are able to satisfy their quantitative and other listing requirements. However, we cannot assure you that we will apply for any such listing or that our application would be accepted. As a result, you may find it more difficult to dispose of, or obtain accurate quotes on, our Class A common stock.

OUR COMMON STOCK PRICE MAY BE VOLATILE WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS.

         The market price of our securities may be highly volatile. Any announcements we or our competitors make concerning technological innovations, new commercial products or procedures, proposed government regulations and developments, disputes relating to patents or proprietary rights, operating results, market conditions and economic factors may have a significant impact on the market price of our common stock. Investors may be unable to resell their shares of our common stock at or above the offering price.

FUTURE SALES OF OUR CLASS A COMMON STOCK PURSUANT TO RULE 144 MAY HAVE A DEPRESSIVE EFFECT ON OUR PUBLIC MARKET.

          Upon the completion of this offering, approximately 3,715,599 shares of our Class A common stock are "restricted securities" as that term is defined by Rule 144 under the Securities Act of 1933. This amount excludes an additional 1,174,506 shares of Class A common stock that are issuable upon exercise of certain options and warrants which are presently exercisable. In the future, such shares may be sold in compliance with Rule 144 or pursuant to an effective registration statement. Under Rule 144, a person who has beneficially owned restricted securities for a period of one year may sell such securities in a brokerage transaction. However, during every three month period, holders of such securities may only sell an amount of securities that does not exceed the greater of the following:

o 1% of the outstanding number of shares of a particular class of such securities; or

o the average weekly trading volume in such securities on all national exchanges and/or reported through the automated quotation system of a registered securities association during the four weeks prior to the filing of a notice of sale by a securities holder

         In the future, sales of restricted stock pursuant to Rule 144 may have an adverse effect on the market price of our Class A common stock.

ISSUANCES OF OUR PREFERRED STOCK MAY EFFECT YOUR RIGHTS AS A HOLDER OF OUR CLASS A COMMON STOCK.

        We are authorized to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share. The designations, rights, and preferences of such preferred stock shall be determined at the discretion of our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of Class A common stock. Issuances of preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in our control. See "Description of Securities."

OUR CLASS A COMMON STOCK IS CURRENTLY SUBJECT TO PENNY STOCK RULES WHICH MAY AFFECT ITS MARKETABILITY.

         Trading in the Over-the-Counter Bulletin Board allows market makers to enter quotes and trade securities that do not meet listing requirements of the Nasdaq SmallCap Market or any regional exchange. In such case, sales of our Class A common stock will be subject to the penny stock rules promulgated by the Securities and Exchange Commission. The SEC's regulations generally define a penny stock as any equity security that has a market price (as defined) of less than $5.00 per share. The rules impose various sales practice requirements on broker-dealers who sell securities governed by the rules to persons other than established customers and certain accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The rules further require the delivery by the broker-dealer of a disclosure schedule prescribed by the SEC relating to the penny stock market. Disclosure must also be made about all commissions and about current quotations for the securities. Finally, monthly statements must be furnished to the SEC disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         Although the regulations provide several exceptions to, or exemptions from, the penny stock rules based on, for example, specified minimum revenues or asset-value, we may not fall within any of the stated exceptions. Thus, a transaction in our securities would subject the broker-dealer to sales practice and disclosure requirements that make trading of the stock more cumbersome which could materially adversely affect the marketability of the stock.

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS BASED ON OUR CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS ABOUT OUTLOOK SPORTS TECHNOLOGY, INC. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING ALL THE RISKS AND UNCERTAINTIES DISCUSSED IN "RISK FACTORS" AND
ELSEWHERE IN THIS PROSPECTUS. WE DO NOT UNDERTAKE TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON, EVEN IF NEW INFORMATION BECOMES AVAILABLE OR OTHER EVENTS OCCUR IN THE FUTURE.

                                 USE OF PROCEEDS

         We will not receive any funds from the sale of the Class A common stock by the selling shareholders in this offering. The only proceeds we expect to receive will be from the exercise of the warrants and stock options which some of the shares of Class A common stock being sold by the selling shareholders underlie. In the event the holders of all the outstanding options and warrants elect to exercise such options and warrants by paying the exercise price of such options and warrants, we will receive a maximum of $24,411,734. Any proceeds received by us will be applied towards the expenses of this offering which we estimate to be $150,000. Any remaining funds will be used for working capital.

                                    DILUTION

         Our present shareholders have acquired their shares of Class A common stock and a controlling interest in us, at a cost that is substantially less than which you may purchase shares. Net tangible book value represents the amount of our tangible assets, reduced by the amount of our liabilities, and it is a means to determine the dollar value of our Class A common stock. At July 31, 1999, our net tangible book value (deficit) was ($4,212,321), or ($.96) per share based on 4,373,266 shares of Class A common stock outstanding. When our net tangible book value per share is adjusted to take into account the receipt of $24,261,794 of proceeds from the exercise of certain options and warrants which shares of our Class A common stock being offered in this offering underlie, and the issuance of 95,000 shares of Class A common stock issued after July 31, 1999, our net tangible book value as of July 31, 1999 WOULD BE
APPROXIMATELY $20,349,000, or $2.49 per share. This means that you will experience an immediate dilution per share, or the difference between the market price of the shares and the net tangible book value per share after the offering, of approximately $8.76 or 78%.



         The following table illustrates the per share dilution:


         Market price per share of  Class A common stock as of November 8, 1999                     $11.25
         Net Tangible deficit per share at July 31, 1999...................           $ (.96)
         Decrease in net tangible deficit attributable to shares offered hereby         3.45
                                                                                       -----
         Pro forma net tangible book value per share after this offering...                           2.49
                                                                                                     -----
         Dilution of net tangible book value per share to purchasers in this offering                 8.76
                                                                                                     -----

                                 CAPITALIZATION

         The following table sets forth our capitalization as of July 31, 1999. The information provided below should be read in conjunction with our financial statements and the other financial information included in this prospectus beginning on page F-1.



                                                                                     JULY 31, 1999
                                                                              ACTUAL             AS ADJUSTED


Cash...............................................................                  $  --           $24,261,294
Advances from officers.............................................                    ---                   ---
                                                                              ------------           -----------
Notes payable to related parties...................................                290,000               290,000
                                                                              ------------           -----------
                                                                                   735,641               435,641
                                                                              ------------           -----------
Shareholders' deficit:

     Common Stock, par value $0.01 per share, 15,000,000 shares authorized, 4,541,266 issued; as adjusted

     8,329,688                                                                      45,413                83,297
   Treasury Stock, 168,000 shares at cost..........................               (48,800)              (48,800)
   Additional paid-in capital......................................             12,773,814            38,273,222
   Accumulated deficit.............................................           (16,982,748)          (17,958,746)
       Total shareholders' equity (deficit)........................            (4,212,321)            20,348,973
       Total capitalization........................................           $(3,186,680)           $21,074,614


         The amounts listed in the "As Adjusted" column is adjusted to reflect:

o 20,000 shares of Class A common stock issued to Sichenzia, Ross & Friedman LLP in consideration for legal services rendered

o the issuance of an additional 75,000 shares of Class A common stock after July 31, 1999 which are being offered in this offering

o the issuance of 3,793,422 shares of Class A common stock upon exercise of options and warrants, such shares of common stock being offered pursuant to this prospectus. We cannot assure you that such options and warrants, or any portion of such options or warrants will be exercised

                                    DIVIDENDS

         To date, we have paid no dividends on our Class A common stock and our board of directors has no present intention to pay dividends on its Class A common stock in the foreseeable future. See "Description of Securities." The payment of dividends in the future, if any, rests solely within the discretion of our board of directors. Our future dividend policy will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other factors deemed relevant by our board of directors. Although we are not limited to pay dividends by any agreements, we anticipate that future agreements, if any, with institutional lenders or others may limit our ability to pay dividends.

                             SELECTED FINANCIAL DATA

         Set forth below is selected financial data for the years ended January 31, 1999 and January 31, 1998, which has been derived from our audited financial statements, including the balance sheets at January 31, 1999 and 1998 and the related statements of operations, of changes in shareholders' deficit and of cash flows for such periods, and the notes to the financial statements. The data for the six month periods ended July 31, 1999 and 1998 has been derived from our unaudited financial statements. In our opinion, these unaudited statements have been prepared on the same basis as our audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our results of operations and financial condition for these periods. The selected financial data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements appearing in this prospectus beginning on page F-1. The results of operations for the six months ended July 31, 1999 are not necessarily indicative of future results.



                                                        YEAR ENDED                        SIX MONTHS ENDED
                                                         January 31,                          July 31,

                                                   1999             1998              1999              1998
STATEMENTS OF OPERATIONS DATA:


Revenue.........................................   $  468,194 $        741,120   $       84,193  $         440,474
Costs of sales..................................      685,131          859,317          107,268            520,179
Research and development........................      189,581          451,019          149,246            102,235
Stock-based compensation........................          ---          210,130              ---                ---
Selling, general and administrative
     expenses                                       5,861,141        3,669,657        3,298,901          2,755,609
Total costs and expenses........................    6,735,853        5,190,123        3,555,415          3,378,023
Loss from operations............................  (6,267,659)      (4,449,003)      (3,741,222)        (2,937,549)
Interest expense................................    (544,869)        (244,648)         (40,792)          (325,636)
Gain on sale of license.........................      413,997              ---              ---            413,997
Net loss........................................$ (6,398,531) $    (4,693,651)   $  (3,512,014)  $     (2,849,188)
Basic and diluted loss per share of

     Common Stock...............................   $   (2.34) $         (2.21)   $        (.85)  $          (1.17)
Weighted average number of common
     shares outstanding.........................   2,739,376        2,120,460        4,126,006          2,425,197


                                                                                        AS OF JULY 31, 1999
                                                                                     ACTUAL         AS ADJUSTED

BALANCE SHEET DATA:


Current assets...............................................................         $  333,532       $24,594,826
Working capital (deficiency).................................................        (4,305,689)        20,255,607
Total assets.................................................................            616,898        24,878,192
Total liabilities............................................................          4,829,219         4,529,219
Stockholders' equity (deficit)...............................................        (4,212,321)        20,348,973

     The balance sheet data as at July 31, 1999 in the "As Adjusted" column is adjusted to reflect:

o 20,000 shares of Class A common stock issued to Sichenzia, Ross & Friedman LLP in consideration for legal services rendered

o the issuance of an additional 75,000 shares of Class A common stock after July 31, 1999 which are being offered pursuant to this prospectus

o the issuance of 3,693,422 shares of Class A common stock upon exercise of options and warrants, such shares of common stock being offered pursuant to this prospectus. We cannot assure you that such options and warrants, or any portion of such options or warrants will be exercised

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with our financial statements and notes thereto included at the end of this prospectus, beginning on page F-1. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include but are not limited to those discussed in "Risk Factors."

RESULTS OF OPERATIONS

SIX MONTHS ENDED JULY 31, 1999 COMPARED TO SIX MONTHS ENDED JULY 31, 1998

         During the six months ended July 31, 1999, we achieved $84,193 sales compared to sales of $440,474 during the same period in 1998. Of the sales during the six month period ended July 31, 1998, $22,395 were generated by sales of HiPPO products and $418,079 by sales of Tegra products. In May 1998, we sold our license to sell HiPPO products in the U.S. back to Hippo Holdings, Ltd. Thus, we will not receive any additional revenue from such brand. The absence of sales in the six months ended July 31, 1999 is attributable to our minimal operating capital position throughout the majority of this period. The absence of operating capital prevented us from producing and marketing our products.

         Cost of sales during the six months ended July 31, 1999 totaled $107,268 compared to $520,179 during the same period in 1998. Our lack of operating capital necessitated the delay of sales efforts until after the completion of our initial public offering. Subsequent to the completion of our initial public offering our sales efforts recommenced. For the six month period ended July 31, 1998, $28,895 reflects costs associated with air freighting goods to a warehouse in Miami, Florida. The cost of air freight was necessitated by our marginal working capital position which limited our ability to place orders as far in advance as would otherwise be desirable, or to maintain inventory to support demand. Our shortage of working capital required us to attempt to shorten lead times involved in production and shipping of goods in order to deliver product as quickly as possible to our customers.

         Research and development costs totaled $149,246 for the six months ended July 31, 1999 as compared to $102,235 for the same period in 1998. This increase is attributed primarily to timing of research and development expenditures.

         Selling, general and administrative expenses totaled $3,298,901 for the six months ended July 31, 1999 as compared to $2,755,609 for the six months ended July 31, 1998. This decrease resulted primarily from decreased payroll and related expenses, advertising and promotion, travel, professional fees and facilities, supplies and services.

YEAR ENDED JANUARY31, 1999 COMPARED TO YEAR ENDED JANUARY 31, 1998

         Sales during the year ended January 31, 1999 totaled $468,194 compared to sales of $741,120 for the year ended January 31, 1998. Of the sales during the year ended January 31, 1999, $445,799 were generated by sales of Tegra products and $22,395 by sales of HiPPO products. This compares to sales during the year ended January 31, 1998, of $588,514 generated by sales of HiPPO products and $152,606 by sales of Tegra products.

         We introduced the HiPPO line of products in July 1997 and the Tegra line of products in October 1997. Sales during both the year ended January 31, 1999 and the year ended January 31, 1998 were negatively impacted because we were not able to purchase inventory to fill customer orders as a result of our inadequate working capital and lack of open terms with our vendors. We believe that the absence of sufficient working capital has historically prevented us from taking full advantage of demand for its products. Likewise, we believe that the lack of open terms with our vendors contributed to preventing us from meeting this demand.

         In May 1998, we sold our license to sell HiPPO products in the U.S. back to Hippo Holdings, Ltd., along with all existing HiPPO inventory, marketing materials and related liabilities. In return, we received a cash payment from Hippo Holdings, Ltd. of approximately $413,000. In addition, Hippo Holdings, Ltd. returned to us 50,000 shares of our Class A common stock, and Hippo assumed over $1 million in commitments. Accordingly, we have ceased selling HiPPO products and do not expect to receive revenue from such brand in the future.

         Costs of sales during the year ended January 31, 1999 totaled $685,131 compared to cost of sales during the year ended January 31, 1998 of $859,317. Of the total costs of sales incurred during the year ended January 31, 1999, approximately $48,307 reflects costs associated with air freighting goods from manufacturing facilities located in Asia to our warehouse in Miami, Florida. This compares to approximately $89,343 incurred for freighting for the year ended January 31, 1998. The cost of air freight was necessitated by our marginal working capital position which limited our ability to place orders as far in advance as would otherwise be desirable or to maintain inventory to support demand. Our shortage of working capital required us to attempt to shorten lead times involved in production and shipping of goods in order to deliver product as quickly as possible to its customers. Other incremental delivery costs of $47,787 also adversely impacted cost of sales for the year ending January 31, 1998. Additional production cost variances of $52,218 in material and assembly charges attributed to smaller production runs and manufacturing carrying charges than expected. We do not believe that we would have incurred such expenses had we been in a better working capital position. These costs also adversely impacted cost of sales for the year ending January 31, 1998. Costs of sales in comparison to sales for the year ended January 31, 1998 was negatively impacted by the liquidation of apparel for $85,356 with a cost of $151,089. Cost of sales for the year ended January 31, 1999 were also negatively impacted by $142,157 loss for liquidation of apparel below cost.

         Research and development costs totaled $189,581 for the year ended January 31, 1999 as compared to $451,019 for the year ended January 31, 1998. This decrease resulted from reduced spending associated with final development of Tegra golf equipment.

         Selling, general and administrative expenses totaled $5,861,141 for the year ended January 31, 1999 as compared to $3,669,657 for the year ended January 31, 1998. This increase resulted primarily from increased payroll and related expenses, advertising and promotion, travel, professional fees and facilities, supplies and services.

YEAR ENDED JANUARY 31, 1998 COMPARED TO YEAR ENDED JANUARY 31, 1997

         Sales during the year ended January 31, 1998 totaled $741,120. There were no sales during the period February 8, 1996 (inception) to January 31, 1997. Of the sales generated during the year ended January 31, 1998, $588,514 were generated by sales of HiPPO products and $152,606 by sales of Tegra products.

         We introduced the HiPPO line in July 1997 and the Tegra line in October 1997. Sales during the year ended January 31, 1998 were negatively impacted because we were not able to purchase inventory to fill customer orders. This was a result of our inadequate working capital and lack of open terms with our vendors. We believe that the absence of sufficient working capital has historically prevented us from taking full advantage of demand for our products. Likewise, we believe that the lack of open terms with our vendors contributed to preventing the us from meeting this demand.

         Costs of sales during the year ended January 31, 1998 totaled $859,317. Of this amount, approximately $89,343 reflects costs associated with air freighting goods from manufacturing facilities in Asia to our warehouse in Miami, Florida. The cost of air freight was necessitated by our marginal working capital position which limited our ability to place orders as far in advance as would otherwise be desirable, or to maintain inventory to support demand. Our shortage of working capital required us to attempt to shorten lead times involved in production and shipping of goods in order to deliver product as quickly as possible to our customers. Other incremental delivery costs of $47,787 also adversely impacted cost of sales for the year ending January 31, 1998. Additional production cost variances of $52,218 in material and assembly charges attributed to smaller production runs and manufacturing carrying charges than expected. Had we been in a better working capital position, we do not believe we would have incurred such expenses. Such expenses also adversely impacted cost of sales for the year ending January 31, 1998. Costs of sales in comparison to sales for the year ended January 31, 1998 was negatively impacted by the liquidation of apparel for $85,356 with a cost of $151,089.

         Research and development costs totaled $451,019 for the year ended January 31, 1998 as compared to $650,805 for the period ended January 31, 1997. This 31% decrease resulted from reduced spending associated with final development of Tegra golf equipment.

         Selling, general and administrative expenses totaled $3,669,657 for the year ended January 31, 1998 as compared to $1,251,009 for the period ended January 31, 1997. This increase resulted primarily from increased advertising and promotion spending and development costs and growth in employment and related costs.

LIQUIDITY AND CAPITAL RESOURCES

         Our primary source of liquidity has historically consisted of sales of equity securities and high yield debt borrowings. In March 1999, we completed an initial public offering of our Class A common stock. Through this offering, we sold a total of 438,500 shares of our Class A common stock. Net proceeds of this offering, were approximately $1,768,000, inclusive of certain unpaid offering expenses. Additionally, during this period, we borrowed $250,000 from Paul Berger, our Chief Executive Officer, in exchange for notes payable bearing interest at the prime rate of interest. The first $100,000 of this advance is due on the earlier of March 1, 2000 or within five days following the closing of a public offering of our equity securities resulting in gross proceeds of $5,000,000. The remaining $150,000 of this advance is due on the earlier of April 20, 2004 or within five days following the closing of a public offering of our equity securities resulting in gross proceeds of $5,000,000. During the quarter ended July 31, 1999, we also raised $215,000 from the private sale of 53,750 shares of our unregistered, restricted Class A Common Stock to unaffiliated parties.

     Subsequent to the end of July 31, 1999, we borrowed an aggregate of approximately $133,000 from our Chief Executive Officer and $181,500 from our President in exchange for notes payable bearing interest at the prime rate of interest. These amounts are due on December 1, 1999.

         During the year ended January 31, 1999, we borrowed $4,205,000 from unaffiliated individuals at interest rates ranging from 7.5% to 12% and with a weighted average rate of 9.3% Additionally, we borrowed $19,147 from Paul Berger, our Chief Executive Officer, at an interest rate of 12.5%.

         In November 1998, we executed exchange agreements with certain unaffiliated note holders where such note holders exchanged an aggregate of $5,210,236 principal amount of indebtedness, inclusive of accrued interest, for 1,042,047 shares of Class A common stock and 1,042,047 warrants. Holders of $375,000 principal amount of indebtedness refused to execute the exchange agreement and $325,000 of this amount remained outstanding as of the date of this prospectus. We are attempting to negotiate settlement of this amount with the note holders. In addition, in November 1998, we converted $911,048 which we had borrowed from certain officers or persons affiliated to officers into 182,210 shares of Class A common stock and 182,210 warrants.

         On or before the date of this prospectus, we will execute an exchange agreement with an unaffiliated party. Pursuant to the exchange agreement, we will issue to such party 65,000 shares of our Class A common stock in exchange for a $300,000 principal amount 12 month non-transferable 5% note which was due and payable on May 26, 2000, a running two percent (2%) royalty on our gross sales of Tegra titanium drivers and warrants to purchase 50,000 shares of Class A common stock. The 65,000 shares of common stock to be issued in connection with the exchange agreement will be offered pursuant to this prospectus.

         Pursuant to the terms of a factoring agreement, we assign substantially all of our accounts receivable to a factor with recourse. We are able to borrow up to 50% of eligible accounts receivable, as defined, up to a maximum amount of $1 million. Advances from the factor incur interest at 24% per annum. Receivables assigned to the factor are subject to a charge of 3.0% of the face amount of the receivable. The advances from the factor are secured by all our assets. The term of the factoring agreement is through August 1999 and renews for successive twelve month periods unless we, or the factor, cancel it. During the year ended January 31, 1998, we incurred interest charges of $10,059 and factoring charges of $7,739. During the year ended January 31, 1999, we incurred combined interest and factoring charges of $34,877. At January 31, 1998, we had received advances of approximately $115,000 in excess of those permitted under the factoring agreement, resulting in our default of such agreement. As a result of the default, the factor had the right to terminate the agreement and demand payment of the funds advanced. Subsequent to year end, we reduced the amounts outstanding under the factoring agreement and we are currently within the borrowing base of such agreement.

         To date, we expended a significant portion of our capital resources on the development and execution of an infomercial to market and sell Tegra Brand Drivers. The results of the campaign were far below our expectations. Upon the airing of the infomercial, we projected that we would have revenues equal to 150% of the amount of capital invested to air the infomercial. To date, revenues generated from the airing of our infomercial have only been equal to the amount of capital invested to air the infomercial. Thus, we have merely broken even from such endeavors.

         As a result, we believe that we will need to raise significant additional capital from outside sources to execute our business plan and continue golf operations. Presently, however, we do not believe that such capital resources are available to us in the time frame necessary to continue operations. Thus, we have determined that we will endeavor to seek business opportunities outside the golf business and, possibly, divest our golf assets.

                              YEAR 2000 COMPLIANCE

         Many existing computer systems and applications and other control devices use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, as year 2000 approaches, computer systems and applications used by many companies may need to be upgraded to comply with "Year 2000" requirements. We rely on our systems in operating and monitoring many significant aspects of its business, including:

o financial systems such as general ledger, accounts payable, accounts receivable, inventory and order management

o         customer services

o         infrastructure and network and telecommunications equipment

         We also rely directly and indirectly on the systems of external business enterprises such as customers, suppliers, creditors, financial organizations and domestic and international governments. We currently estimate that our costs associated with Year 2000 compliance, including any costs associated with the consequences of incomplete or untimely resolution of Year 2000 compliance issues, will not have a material adverse effect on our business, financial condition or results of operations. In addition, even if our internal systems are not materially affected by Year 2000 compliance issues, we could be affected through disruption in the operation of the enterprises with which we interact. However, we have not exhaustively investigated and do not believe we have fully identified the impact of Year 2000 compliance with regard to our own systems or that of our vendors. We have not concluded that we can resolve any issues that may arise in complying with Year 2000 without disruption of our business or without incurring significant expenses.

                                    BUSINESS

         We design and market premium quality, technologically innovative golf drivers under the Tegra brand name. Tegra golf clubs were developed to reduce slice in the average golfer. In June 1999, we launched a direct response advertising campaign for our Tegra brand driver. This campaign was in the form of a 30 minute infomercial for the Tegra Driver. Purchasers would call a toll free number to purchase the Tegra driver at a purchase price of $299 per driver.

         We expended a significant portion of our capital resources on the development and execution of the infomercial. However, the results of the campaign were far below our expectations. Upon the airing of the infomercial, we projected that we would have revenues equal to 150% of the amount of capital invested to air the infomercial. To date, revenues generated from the airing of our infomercial have only been equal to the amount of capital invested to air the infomercial. Thus, we have merely broken even from such endeavors.

         As a result, we believe that we will need to raise significant additional capital from outside sources to execute our business plan and continue golf operations. Presently, we do not believe that such capital resources are available to us in the time frame necessary to continue operations. Thus, we have determined that we will endeavor to seek business opportunities outside the golf business and, possibly, divest our golf assets.

HISTORY

         We were founded as Hippo, Inc. in February 1996. In January 1998, we changed our name to Outlook Sports Technology, Inc. Our goal was to become a leading U.S. golf equipment and apparel manufacturer. To that end, we entered into a licensing agreement with Hippo Holdings, Ltd., a leading manufacturer of value-priced golf equipment in Europe. Under the licensing agreement we would be entitled to manufacture, market and distribute the HiPPO brand of golf equipment in the United States and Canada. We began shipments of HiPPO products in July of 1997 and, for the ten month period ending April 30, 1998, sold approximately $500,000 of HiPPO clubs.

         In May 1998, we discontinued the distribution of value-priced golf equipment to pursue opportunities in the premium-priced golf equipment and apparel market through the Tegra brand name. We made this transition because we believed that the premium priced segment of the golf market offered the following advantages:

     o the premium-priced segment of the golf market captures the largest portion of consumer spending with respect to golf equipment

     o approximately 70% of consumer dollars being spent on golf equipment are spent on premium clubs

     o manufacturers margins on premium clubs are typically significantly higher than on value-priced equipment

         In June of 1996, we initiated a significant research and development project to develop new, visibly distinct technology for our golf clubs with which to enter the U.S. golf market. This research led to our development of our patent-pending Invisible Inset Hosel and bullet shaped driver technology. A "hosel" is the cylindrical chamber in a golf club where the shaft is attached to the club head. These new technologies are the key technological elements of the Tegra brand of golf equipment. To improve our margins and profits, we added the Tegra brand of premium golf equipment and accessories at the premium-priced segment of the market.

         ON MAY 4, 1998, WE SOLD OUR LICENSE TO SELL HIPPOTM PRODUCTS BACK TO HIPPO HOLDINGS, LTD., ALONG WITH ALL EXISTING HIPPOTM inventory, marketing materials and related liabilities. In return, we received a cash payment from Hippo Holdings, Ltd. of approximately $413,000. In addition, Hippo Holdings, Ltd. returned to us 50,000 shares of our Class A common stock and assumed certain of our outstanding liabilities and commitments which totaled in excess of $1,000,000.

TEGRA GOLF DRIVERS

         The Tegra line of golf drivers are technologically innovative, premium priced clubs that incorporate our patent-pending Invisible Inset Hosel. The Invisible Inset Hosel is the cylindrical chamber in a golf club where the shaft is attached to the club head. Our design moves, or insets, the shaft as close to the center of the club head as permitted under current USGA rules. As a result, the club head will rotate to the target faster than conventional designs. Thus, making it easier to square the club at impact and enabling the golfer to hit straighter and longer shots. This technology has been designed to be visibly distinct to the consumer at all times except while the club is being used. Our purpose in making the technology "invisible" to golfers while hitting the shot is to enhance the golfers ability to aim the club when addressing the ball. This technology was introduced into the U.S. market in October 1997.

         In addition, we designed the Tegra driver with a "bullet" shape in which the widest part of the club is the club's face or hitting area. This "bullet" shape contrasts with conventional club designs, in which the club head widens out from the face of the club resulting in the widest part of the club head being half an inch or more behind the face. The club's bullet shape provides a larger hitting area and sweet spot than would be achieved in a club having the same volume but a conventional design. An additional result of the bullet shape is that more weight in the club is distributed directly behind the hitting area than with conventional designs.

         Until March 1999, we also designed and marketed a full line of golf clubs which also incorporated our developed technology, as well as apparel and related golf equipment. Such product lines were discontinued to focus our efforts on the sale of our Tegra driver.

DIRECT RESPONSE ADVERTISING

         We began airing a direct response advertising infomercial in June of 1999. This was a long-format, 30-minute, infomercial for Tegra drivers. The infomercial was hosted by network broadcaster Dan Hicks. The infomercial allows customers to call a toll free telephone number to purchase the Tegra driver directly. Our Tegra driver infomercial aired on approximately 12 television stations in North-East and Mid-Atlantic regions of the U.S.

         We hired Mr. Hicks pursuant to a Host Agreement, dated March 5, 1999 where Mr. Hicks agreed to, among other things, host the infomercial and endorse our products. In consideration for his services, we agreed to pay Mr. Hicks an aggregate of $50,000, $10,000 per appearance date, plus a royalty equal to 1.5% of the gross sales generated from the infomercial, of which $125,000 of such royalty was guaranteed, and is payable in equal quarterly installments. Additionally, we entered into a spokesperson agreement with Mr. Hicks, dated March 5, 1999. Pursuant to the spokesperson agreement, Mr. Hicks agreed to make no more than four public or promotional appearances and attend four social events as a spokesperson on our behalf for the period commencing the date of the spokesperson agreement through April 31, 2000.

         We believe that for the infomercial to be successful, we needed to achieve a 1.5 media efficiency ratio. This is the ratio between revenues generated and capital expended to air the infomercial. To date, we have only achieved a media efficiency ration of 1.0. Thus, we have only generated revenues from the infomercial equal to the capital invested in airing the infomercial.

EXPANSION OR ACQUISITION OF OTHER BUSINESSES

         As a result of our inability to achieve a significant revenue stream from the sale of our Tegra driver, and in the absence of additional capital from outside sources, we no longer believe that our business, as is, will continue to be viable. As such, we intend to expand into unidentified businesses, possibly in areas unrelated to the golf industry.

         We currently have no commitment or arrangement to participate in a business and cannot now predict what type of business we may enter into or acquire. We emphasize that our business objectives discussed in this prospectus are extremely general and are not intended to be restrictive on the discretion of our management. We previously entered into a non-binding letter of intent with a privately held full service, financial public relations company. Under the letter of intent we agreed, subject to certain conditions, to acquire 100% of the outstanding shares of Madison in exchange for 9,000,000 shares of our Class A common stock. The letter of intent has since expired. While we hope to engage in a similar transaction with this or another business, we cannot assure you that we will be able consummate such a transaction with this company or at all.

         We anticipate that we may be able to participate in only one potential business venture, due primarily to our limited financing. You should consider this lack of diversification to be a substantial risk of investing in us because it will not permit us to offset potential losses from one venture against gains from another.

SELECTION OF A BUSINESS

         We anticipate that businesses for possible acquisition will be referred by various sources. These sources include our officers and directors, professional advisors, securities broker-dealers, venture capitalists, members of the financial community, and others who may present unsolicited proposals. We will seek businesses from all known sources, but will rely principally on personal contacts of our officers and directors and our affiliates, as well as indirect associations between them and other business and professional people.

         We have engaged Gary A. Rogers and Capital York, Inc., pursuant to consulting agreements, to render consulting services related to, among other things, the evaluation of prospective mergers, acquisitions and other business combinations. The term of the consulting agreement for Mr. Rogers is for five years commencing on July 1, 1999, and the term of the consulting agreement for Capital York, Inc. is for six months commencing October 26, 1999. We have agreed to pay each of Mr. Rogers and Capital York, Inc. $500 per diem for any day that either of their services are required by us, plus we have issued to Mr. Rogers an aggregate of 162,500 shares of our Class A common stock and we have issued to Capital York, Inc. an aggregate of 10,000 shares of our Class A common stock. Such shares of Class A common stock are being offered for sale by Mr. Rogers and Capital York, Inc. pursuant to this prospectus.

         Compensation to a finder or business acquisition firm may take various forms, including any one or combination of the following:

o         one-time cash payments

o         payments based on a percentage of revenues or product sales volume

o         payments involving issuance of securities

Consequently, we are unable to predict the cost of utilizing such services, but estimate that any fees for such services paid in cash will not exceed 10% of the gross proceeds of this offering and/or equity securities, excluding debt, equal to 10% of the amount of the securities issued by us to acquire a business.

         We will not restrict our search to any particular business, industry, or geographical location. We reserve the right to evaluate and enter into any type of business in any location. We may participate in a newly organized business venture, or a more established company entering a new phase of growth or in need of additional capital to overcome existing financial problems.
Participation in a new business venture entails greater risks. In many instances, management of a new business has not proved its ability, the eventual market of such business' product or services will likely not be established, and the profitability of the business will be unproven and cannot be predicted accurately. If we participate in a more established firm with existing financial problems, we may be subjected to risk because our financial resources may not be adequate to eliminate or reverse the circumstances creating such financial problems.

         In seeking a business venture, our decision will not be controlled by an attempt to take advantage of any anticipated or perceived appeal of a specific industry, management group, product, or industry. Our decision will be based on the business objective of seeking long-term capital appreciation in our real value.

         Our  officers  and  directors   will  undertake  the  analysis  of  new
businesses. In analyzing prospective businesses, to the extent applicable, we will consider the following:

o available technical, financial, and managerial resources, working capital and other prospects for the future

o       the nature of present and expected competition

o       the quality and experience of management services which may be available
o       the depth of management
o       the potential for further research, development, or exploration

o       the potential for growth and expansion
o       the potential for profit

o the perceived public recognition or acceptance of products, services, or trade or service marks

o       name identification

         It is possible that we may propose to acquire a business in the development stage. A business is in the development stage if it is devoting substantially all of its efforts to establishing a new business, and either planned principal operations have not commenced or planned principal operations have commenced but there has been not significant revenue.

         The decision to acquire a specific business may be based on our analysis of the quality of the business' management, personnel, new products or marketing concepts, the merit of technological changes, and other factors. These factors are difficult, if not impossible, to analyze through any objective criteria. We anticipate that the results of operations of a specific business may not be indicative of it's future potential. Such business may require a substantial shift in marketing approaches, expansion plans, product emphasis, management and other factors.

         We will analyze all available factors and make a determination based on a composite of available facts. However, we will not rely on any single factor. We cannot predict the time period we will need to find, and participate in, a business. Such period may be effected by circumstances beyond our control, including:

o         the availability of businesses

o the time required for us to complete our investigation and analysis of prospective businesses

o the time required to prepare appropriate documents and agreements providing for our participation

We anticipate that the analysis of specific proposals and the selection of a business will take several months.

ACQUISITION OF BUSINESS

         In implementing a structure for a particular business acquisition, we may become a party to a transaction, the exact nature of which we cannot now predict. Such transaction may include a:

o merger, consolidation, or other reorganization with another corporation or entity

o        joint venture
o        license

o        purchase and sale of assets
o        purchase and sale of stock

We do not intend to participate in a business through the purchase of minority stock positions. On the consummation of a transaction, it is likely that our present management and shareholders will not be in control of the surviving entity. In addition, as part of the terms of the acquisition transaction the majority or all of our directors may, resign and be replaced by new directors without vote of our shareholders.

         In connection with our acquisition of a business, our present shareholders, including officers and directors, may, as a negotiated element of the acquisition, sell a portion or all of our common stock held by them. Such sale may be at a significant premium over their original investment. As a result of such sales, affiliates of the entity participating in the business reorganization with us would acquire a higher percentage of equity ownership in us. Our present shareholders did not acquire their shares of Class A common stock with a view towards any subsequent sale in connection with a business reorganization. However, it is not unusual for affiliates of the entity participating in the reorganization to negotiate to purchase shares held by the present shareholders.

         This practice is often done to reduce the number of "restricted securities" held by our shareholders. Thus, the potential adverse impact on the public market for our Class A common stock that could result from substantial sales of such shares after the restrictions no longer apply. In the event of such transaction, you will not receive any portion of the premium that may be paid. Furthermore, our shareholders may not be afforded an opportunity to approve or consent to any particular stock buy-out transaction.

         We anticipate that any securities issued in any reorganization would be issued in reliance on exemptions from registration under applicable federal and state securities laws. However, in some circumstances, we may agree to register such securities as a negotiated element of the transaction. The securities may be registered as a negotiated element of the transaction either at the time the transaction is consummated, under certain conditions, or at specified times after a transaction. We cannot predict the terms of such registration rights and the number of securities, if any, which may be registered. We expect, however, that registration of securities in these circumstances will entail a substantial expense. We expect that the potential sale of additionally issued securities into any trading market which may develop may have a depressive effect on such market.

         The parties with which we are engaged in a business transaction may find it desirable to structure an acquisition as a "tax-free" event under sections 351 or 368(a) of the Internal Revenue Code of 1986. In order to obtain tax-free treatment under section 351, the owners of the acquired business must own 80% or more of the stock of the surviving entity. In such event, our shareholders, including investors in this offering, would retain less than 20% of the issued and outstanding shares of the surviving entity. Section 368(a)(1) provides for tax-free treatment for business reorganizations where one corporation is merged with, or acquires the securities or assets of, another corporation.

         Generally, we will be the acquiring corporation in such a business reorganization and the tax-free status of the transaction will not depend on our issuance of any specific amount of securities. It is common in such transactions for the acquiring corporation issue securities in such an amount that the shareholders of the acquired corporation will hold 50% or more of the voting stock of the surviving entity. We expect that there is a substantial possibility that our shareholders will retain less than 50% of the issued and outstanding shares of the surviving entity. Thus, regardless of the form of the business acquisition, we anticipate that the investors in this offering will experience a significant reduction in their percentage of ownership in Outlook Sports Technology, Inc.

         Although we will be the acquiring entity in the transaction described above, generally accepted accounting principles will ordinarily require that such transaction be accounted for as if we had been acquired by the other entity owning the business and, therefore, will not permit a write-up in the carrying value of the assets of the other company.

         The manner in which we participate in a business will depend on the nature of the business, our respective needs and desires, the management of the business, and our relative negotiating strength.

         It is possible that we will not have sufficient funds from the proceeds of this offering to fully undertake such development, marketing, and manufacturing of products which may be acquired. Accordingly, following the acquisition of any product rights, we may be required to either seek additional debt or equity financing, or obtain funding from third parties. In connection with such financing, we probably will be required to give up a portion of our interest in any acquired product. We cannot assure you that we will be able to obtain additional financing, or interest third parties in providing funding for the further development, marketing, and manufacturing of any products we acquire.

         We will participate in a business only after the negotiation and execution of appropriate written agreements. Although we cannot predict the terms of such agreements, generally, such agreements will provide for:

o         specific representations and warranties by all of the parties
o         certain events of default
o         the terms of closing and the conditions which must be satisfied by each of the parties prior to such closing
o         the manner of bearing costs if the transaction is not closed
o         remedies on default

         We anticipate that the investigation of specific businesses and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys, and others. If we decide not to participate in a specific business, the costs incurred in any related investigation would not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific business, our failure to consummate that transaction may result our loss of the related costs incurred. Such loss could materially adversely affect subsequent attempts to locate, and participate in, additional businesses.

OPERATION OF BUSINESS AFTER ACQUISITION

         Our operation following our acquisition of a business will depend on the nature of the business and the interest acquired. We are unable to predict whether we will be in control of the business or Outlook Sports Technology, Inc. following the acquisition. We expect that the business will present various risks to investors in this offering, of which have generally been summarized in the "Risk Factors" portion of this prospectus. However, at this time, we cannot predict specific risks of a given business.

LEVERAGE

         We may be able to participate in a business through the use of leverage. Leveraging a transaction involves the acquisition of a business by incurring indebtedness for a portion of the purchase price of that business. Generally, the debt is secured by the assets of the business acquired.

          One situation where we may use leverage is in a case where we locate an operating business available for sale and arrange for the financing necessary to purchase it. This type of acquisition would enable us to purchase a larger business that our limited funds would permit or require the use of less of our funds to acquire a business. Thus, we can commit our remaining funds to the operation of the business acquired.

         Leveraging a transaction involves significant risks because the debt incurred will be secured by our assets combined with the assets of the acquired business. If the combined enterprises are not able to generate sufficient revenues to make payments on the debt the lender will be able to exercise remedies provided by law or by contract. This may include foreclosure on substantially all of our assets. Consequently, our participation in a leveraged transaction may significantly increase the risk of loss.

         The likelihood of our obtaining a conventional bank loan for a leveraged transaction would largely depend on the business being acquired and its perceived ability to generate sufficient revenues to repay the debt.
Generally, businesses suitable for leveraging are limited to those with income-producing assets that are either in operation or can be placed in operation relatively quickly. We cannot predict whether we will be able to locate any such business. As a general matter, we expect that we will have few, if any, opportunities to examine businesses where leveraging would be appropriate.

         Even if we are able to locate a business where leveraging techniques may be used, we cannot assure you that financing for the acquisition will be available or, if available, on terms acceptable to us. Lenders from which we may obtain funds for purposes of a leveraged transaction may impose restrictions on our future borrowing, dividend, and operating policies. At this time, we cannot predict the restrictions, if any, which lenders may impose on us, or what impact such restrictions may have on us.

GOVERNMENTAL REGULATION

         It is impossible to predict the government regulation, if any, to which we may be subject until we have acquired an interest in a business. The use of assets and/or conduct of businesses which we may acquire could be subject to environmental, public health and safety, land use, trade, or other governmental regulations and state or local taxation. In selecting a business to acquire, we will endeavor to ascertain, to the extent of our limited resources, the effects of such government regulation on such business. In certain circumstances, however, such as the acquisition of an interest in a new or start-up business activity, we may not be able to predict with any degree of accuracy the impact of government regulation. Our inability to ascertain the effect of government regulation on a prospective business activity will expose us to higher risk.

COMPETITION

         We will be involved in intense competition with other business entities in the search for a prospective business opportunity. Many of our competitors will have a competitive edge over us by virtue of their more substantial financial resources and prior experience. We cannot assure you that we will be successful in obtaining suitable investments.

PATENTS

         Where appropriate, we seek patent protection. We have filed patent applications covering various aspects of our Tegra line of inset golf clubs, which include both woods and irons. We filed a United States provisional patent application on December 31, 1996, entitled INSET HOSEL GOLF CLUB. We subsequently filed a full United States patent application and a Patent Cooperation Treaty patent application based on the United States provisional patent application, claiming priority as of the December 31, 1996 date. The Patent Cooperation Treaty Application designated all states. Based on the results of a patent search obtained by outside patent counsel, we believe that various aspects of the TEGRA line of woods and irons may be patentable. The patent applications include sixty-eight claims of varying scope and construction. These claims include claims directed to golf clubs having an inset hosel where the hosel is inset and is hidden from the golfer, as well as claims directed to methods of making such a golf club. Other claims are directed to other features or combinations of features of the Tegra golf clubs. We have not received a substantive office action on the merits from the United States Patent and Trademark Office.

         We cannot assure you that patents will issue from any of our pending or that any claim allowed from such applications will be of sufficient scope of strength, or be issued in all countries where our products can be sold, to provide us meaningful protection or any commercial advantage.

EMPLOYEES

         As of the date of this prospectus, we have four full-time employees, of which three persons are involved in executive, managerial, supervisory and sales capacities and one person serves in a clerical capacity. None of our employees are covered by a collective bargaining agreement or is a member of a union. We believe that our relationship with our employees is satisfactory.

PROPERTIES AND FACILITIES

         Our corporate headquarters are located in a 1,200 square foot facility in New York, NY. This facility accommodates our corporate, administrative and marketing personnel. The lease on this facility is month to month with a monthly rent of $2,950.

LITIGATION

         We were a defendant in a lawsuit filed by Vardon Golf Company, Inc. Vardon alleged in its complaint that our Tegra woods and irons infringe one of the claims of Vardon's patent issued on April 12, 1994. Vardon's patent includes claims directed to a number of aspects of a golf club head and hosel, including claims directed to an extended radius of gyration, which includes an aspect of the club head extending behind the hosel. Vardon filed its complaint in the Northern District of Illinois, Eastern Division, on May 13, 1998, in which Vardon alleges that six golf club manufacturers, including us, have manufactured, sold, offered to sell and distributed in the United States, specifically in the Northern District of Illinois, wood-type and iron golf clubs that are covered by at least one claim of Vardon's patent and a related design patent. Although we did not believe that the Tegra line of clubs infringed any of the claims of Vardon's patents, we settled the lawsuit for $20,000. Such amount remains unpaid and, if we default on such payment, Vardon may decide to reinstate its claim against us. If Vardon is successful with its claim, we cannot assure you that a court will conclude that we do not violate these patents. If Vardon is successful in asserting its patent, it could require us to alter or withdraw existing products, delay or prevent the introduction of new products, or force us to pay damages. See "Business -- Legal Proceedings."

         We had extensive negotiations with an entity representing professional golfer Ian Woosnam for in excess of one year. The negotiations were an attempt to reach an agreement on the terms of a long-term endorsement contract under which Mr. Woosnam would endorse Tegra golf equipment, apparel and accessories. While these negotiations were ongoing, Mr. Woosnam used Tegra golf equipment, apparel and accessories while competing on the US and European PGA Tours. We have not been able to reach agreement with Mr. Woosnam on the terms of the endorsement contract. As of approximately January 1999, negotiations have stopped.

         We have made offers to Mr. Woosnam in an attempt to compensate Mr. Woosnam for the value of the services he rendered during 1998. Should we be unable to amicably reach an agreement with Mr. Woosnam, he may decide to pursue legal action against us. In the event that Mr. Woosnam does file a lawsuit against us, we will assert our defenses vigorously. However, we cannot assure you that we will prevail or estimate damages which a court may assess against us if Mr. Woosnam were to prevail in any such action.

         On August 3, 1999, Merrill Corporation filed a complaint with Supreme Court of the State of New York, Index No. 603672/99, naming us as a defendant. Merrill Corporation's complaint alleged, among other things, that we failed to pay Merrill Corporation for certain printing services rendered on our behalf in connection with our initial public offering. In its complaint, Merrill Corporation seeks damages of $97,518.54. We filed an answer to Merrill Corporation's compliant on September 13, 1999, in which we asserted various affirmative defenses to Merrill Corporation's claims. As of the date this prospectus, we have reached a tentative agreement to settle this lawsuit for $71,250; however, no settlement agreement has been executed.

         On September 29, 1999, Clifford Muney, Robert Smiddy and Kim Backus, three of our former employees, filed a claim with the Supreme Court of the State of New York alleging, among other things, that we owe such persons back pay and benefits. Such persons have alleged aggregate damages in an amount that exceeds $600,000. The claims relate to such parties' employment with Outlook Sports Technology, Inc. and such parties' subsequent termination. As of the date of this prospectus, we have not filed any responsive pleadings, however, we intend to vigorously contest such claim.

         From time to time we have been threatened with, or named as a defendant in, lawsuits in the ordinary course of its business. We do not believe that any of these lawsuits are material. We cannot assure you that one or more future lawsuits, if decided adversely against us, would not have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names, ages and positions, as of the date of this prospectus, of all of our officers and directors. Also set forth below is information as to the principal occupation and background for each person in the table.



NAME                                                  AGE    POSITION AND OFFICE


Paul H. Berger..................................       31    Chairman of the Board and Chief Executive Officer
Jim G. Dodrill II...............................       33    President, General Counsel and Director
William Barthold................................       31    Vice President

     MR. BERGER was one of our co-founders along with Mr. Dodrill and Mr. Barthold. Mr. Berger has served as our Chairman of the Board and Chief Executive Officer since our inception. From 1994 to 1995, Mr. Berger was the Special Projects Manager for Designs, Inc., of which his father is the Chairman of the Board. Mr. Berger assisted in repositioning Designs from a single brand apparel chain to a multi-brand operation. He also assisted with the acquisition by Designs of Boston Trading Ltd., a high quality men's and women's apparel manufacturer. From 1993 to 1994, Mr. Berger served as an attorney with Designs. Mr. Berger is a graduate of the George Washington University and the University of Miami School of Law. Mr. Berger is licensed to practice law in the Commonwealth of Massachusetts and the State of Florida.

     MR. DODRILL was one of our co-founders along with Mr. Berger and Mr. Barthold. Mr. Dodrill has served as our President, General Counsel and director since our inception. From 1993 to 1996, Mr. Dodrill was an associate at the law firm of Latham & Watkins, practicing in the corporate area with an emphasis on securities offerings, acquisitions, finance and general corporate representation. From 1988 to 1990, Mr. Dodrill worked for Davis Polk & Wardwell conducting research and coordinating administrative efforts regarding corporate reorganization and recapitalization transactions and mergers and acquisitions. Mr. Dodrill graduated FROM BROWN UNIVERSITY AND THE UNIVERSITY OF MIAMI SCHOOL OF LAW, MAGNA CUM LAUDE. Mr. Dodrill is licensed to practice law in the States of New York and Florida.

     MR. BARTHOLD was one of our co-founders along with Mr. Dodrill and Mr. Berger. Mr. Barthold has served as our Vice President since August 1999, and has been our Logistics Manager since November 1996. From 1994 to 1996, Mr. Barthold was the Purchasing Manager of S&K Products International, Inc. From 1992 to 1994, Mr. Barthold was the Purchasing Manager of Quark, Inc.

     We currently have two directors, Paul Berger and Jim Dodrill. Our Board of Directors is divided into three classes. One class of directors is elected each year at the annual meeting of stockholders. Each class serves for a three-year term of office. All directors hold their positions until the annual meeting of stockholders at which their term expires, and until their respective successors are elected and qualified. Paul Berger serves in the class whose term expires in 2000. Jim Dodrill serves in the class whose term expires in 2002. Our executive officers are elected annually by our Board of Directors and serve at the discretion of the Board of Directors or until their successors are elected and qualified. We have not entered into employment agreements with any of our executive officers.

COMPENSATION OF DIRECTORS

         Our directors will be reimbursed for any out-of-pocket expenses incurred by them for attendance at meetings of the Board of Directors or committees thereof.

                             EXECUTIVE COMPENSATION

         The following table sets forth all compensation received by the our Chief Executive Officer and each other executive officer whose total annual salary and bonus exceeded $100,000 during the fiscal year ended January 31, 1999.

                                                                                                                   LONG-TERM
                                                                  ANNUAL COMPENSATION                            COMPENSATION
                                                                                                                AWARDS SECURITIES
                                                                                               OTHER ANNUAL     UNDERLYING OPTIONS
NAME AND PRINCIPAL POSITION                            YEAR      SALARY         BONUS          COMPENSATION         OPTIONS

Paul H. Berger, Chairman of the
Board and Chief Executive Officer                      1999      $ 31,249       --             $   ---                  ---
                                                       1998        32,721       --               7,800                  ---

Jim G. Dodrill II, President, General
Counsel and Director                                   1999      $ 31,249       --             $   ---                  ---
                                                       1998        32,721       --             $ 7,800                166,666

         "Other Annual Compensation" consisted of life insurance premiums we paid on behalf of named executive officers.

         During fiscal year end 1999, Mr. Berger deferred an additional $93,751 in compensation and Mr. Dodrill deferred an additional $93,751 in compensation. In March 1998, Mr. Dodrill received options to purchase 166,666 shares of Class A common stock at $3.00 per share in lieu of $92,279 in defered compensation.

BENEFIT PLANS

     STOCK OPTION PLANS. The 1996 Incentive and Non-Qualified Stock Option Plan was adopted by our Board of Directors and our shareholders. Under the 1996 plan, 1,150,000 shares of Class A common stock have been reserved for issuance upon exercise of options designated as either:

o         incentive stock options under the Internal Revenue Code, or

o         non-qualified options.

Incentive stock options may be granted under the 1996 plan to our employees and officers. Non-qualified options may be granted to consultants, directors and other persons who render services to us or any subsidiary corporation whether or not they are employees.

     The 1998 Incentive and Non-Qualified Stock Option Plan was adopted by our Board of Directors and shareholders in June 1998. Under the 1998 plan, 800,000 shares of Class A common stock have been reserved for issuance upon exercise of options designated as either:

o         incentive stock options ("ISOs") under the Internal Revenue Code, or
o         non-qualified options

Incentive stock options may be granted under the 1998 Plan to our employees and officers. Non-qualified options may be granted to consultants and other persons who render services to us or any subsidiary corporation, whether or not they are employees, and to all our directors.

         The purpose of the these plans is to provide additional incentive to our officers and other employees, as well as other persons providing services on our behalf. Options granted under the plans afford these people an opportunity to acquire or increase their proprietary interest us through the acquisition of shares of our Class A common stock. Our Board of Directors is responsible for administering the plans. The 1998 plan may also be administered by a committee consisting of at least two disinterested directors. The Board, within the limitations of each plan, may determine the following:

o option grants, including to whom grants will be made
o the number of shares to be covered by each  option
o whether  the  options  granted  are  intended to be incentive stock options
o the duration and rate of exercise of each option
o the option  purchase  price per share and the manner of exercise
o the time,  manner and form of payment upon exercise of an option
o whether restrictions such as repurchase rights are to be imposed on shares underlying options.

         Incentive stock options granted under the plans may not be granted at a price less than the fair market value of our Class A common stock on the date of grant, or 110% of fair market value in the case of persons holding 10% or more of the voting power of all classes of our stock). The aggregate fair market value at the time of grant of shares for which incentive stock options granted to any person are exercisable for the first time by any person during any calendar year may not exceed $100,000. Options under the plans may not be granted more than 10 years after each plans' respective effective date. Options granted to date have seven (7) year terms. The term of each incentive stock option granted under the plans will expire not more than ten years from the date of grant. Incentive stock options granted to persons holding 10% or more of the voting power of all classes of our stock expire in five (5). Options granted under the plans are not transferable during an Optionee's lifetime but are transferable at death by will or under the laws of descent and distribution. Including the options summarized in the table below, incentive stock options and non-qualified options to purchase 722,073 shares of Class A common stock have been granted to our employees and certain advisors and remain outstanding.

         The following table sets forth as to each named executive officer:

o the total number of shares subject to options granted during the fiscal year ended January 31, 1999
o        exercise prices for such options
o the percentage such grants represent of the total option grants to employees in the fiscal year ended January 31, 1999
o        the expiration date of such option grants

                        OPTION GRANTS IN LAST FISCAL YEAR

                                              NUMBER OF SHARES                       PERCENTAGE OF
                                              SUBJECT TO                             TOTAL OPTIONS        EXPIRATION
NAME                                          OPTION GRANTS      EXERCISE PRICE      GRANTED TO           DATE
                                                                                     EMPLOYEES
Paul H. Berger.............................. 0                   --                   --                  --
Jim G. Dodrill II........................... 166,666              $3.00/share            23%               3/16/05
William Barthold............................ 0                   --                   --                  --

         The following table sets forth certain information concerning the value of unexercised stock options held by the named executive officers:

NAME AND PRINCIPAL POSITION                    NUMBER OF SECURITIES                     VALUE OF UNEXERCISED
                                             UNDERLYING UNEXERCISED                         IN-THE-MONEY
                                          OPTIONS AT JANUARY 31, 1999                OPTIONS AT JANUARY 31, 1999
                                          EXERCISABLE         UNEXERCISABLE        EXERCISABLE         UNEXERCISABLE

Paul H. Berger................................19,577               0            $   215,836.40           $0
Jim G. Dodrill II.............................58,733               0            $   647,531.33           $0


     The value of the unexercised in-the-money options is based upon a market price of $11.25 per share of Class A common stock.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of our common stock immediately prior to this offering, and as adjusted to reflect the sale of the shares of common stock pursuant to this offering by

     o each person known by us to beneficially own more than five percent of the Common Stock

     o each director and our Chief Executive Officer

     o all directors and executive officers as a group o each selling stockholder


NAME AND ADDRESS                                          BENEFICIAL OWNERSHIP               BENEFICIAL OWNERSHIP
                                                          PRIOR TO OFFERING                    IMMEDIATELY AFTER
                                                                                                  OFFERING
                                                      NUMBER               PERCENT                 PERCENT

PAUL H. BERGER..................................       1,327,947            29.7%                 15.7%
Outlook Sports Technology, Inc.
100 Grand Street
5th Floor
New York, NY 10013

JIM G. DODRILL II...............................                            11.8%                 6.1%
Outlook Sports Technology, Inc.
100 Grand Street
5th Floor
New York, NY 10013

All directors and executive officers as a group

         The shares of common stock owned by Messrs. Berger and Dodrill represent shares of Class A common stock received by Messrs. Berger and Dodrill on or about June 22, 1999 in exchange for an equal number of shares of Class B common stock owned by them. The shares of Class B common stock previously owned by Messrs. Berger and Dodrill automatically converted into shares of Class A common stock when, by the terms of the Class B common stock, the closing market price for the Class A common stock was greater than $8 for a period of 10 consecutive trading days.

         The amounts shown in the "Beneficial Ownership Prior to Offering" column for Paul H. Berger include 58,702 shares of common stock issuable to Mr. Berger upon the exercise of options and warrants which are immediately exercisable. The amounts shown in the "Beneficial Ownership Prior to Offering" column for Jim G. Dodrill include 359,977 shares of common stock issuable to Mr. Dodrill upon the exercise of options and warrants which are immediately exercisable.

         The amounts shown in the "Beneficial Ownership Immediately After the Offering" column assume that all securities offered in this offering are sold.

                              CERTAIN TRANSACTIONS

AMENDMENT OF CERTIFICATE OF INCORPORATION AND CONVERSION OF COMMON STOCK

         On October 7, 1998, we amended our certificate of incorporation to create two classes of common stock:

o         15,000,000 shares of Class A common stock, and
o         5,000,000 shares of Class B common stock

         All shares of common outstanding prior to the amendment were converted into shares of Class A common stock, except for 1,464,953 shares of common equity owned by Paul Berger and Jim Dodrill, which were converted into Class B common stock. The Class A and Class B common stock have identical rights, including voting rights. Each share of Class B common stock held by Messrs. Berger and Dodrill automatically converted into a share of Class A common stock on or about June 22, 1999.

TRANSACTIONS INVOLVING PAUL BERGER

         From August 21, 1996 to the date of this prospectus, Paul Berger, our Chairman of the Board of Directors and Chief Executive Officer, made a number of advances to us. The advances include the following:

o On August 21, 1996, Mr. Berger advanced $10,000 to us and received a note with a term of six years, earning 7.5% interest annually and an option to purchase 19,577 shares of our Class A common stock at a price of $0.225 per share.

o Mr. Berger made four advances to us using proceeds from sales of his own stock to other individuals, some of whom were affiliates, at lower prices than contemporaneous sales of stock by us to third-party investors.

o On October 17, 1997, Mr. Berger advanced $50,000 to us after selling 100,000 shares of his stock to Synergy Group International, Inc. at the price of $0.50 per share. We issued to Mr. Berger a promissory note for this advance bearing an annual interest rate of 12.5%.

o On October 28, 1997, Mr. Berger advanced $50,000 to us after selling 100,000 shares of his stock to Carol Dodrill, Jim Dodrill's mother, and Bill Powell at the price of $0.50 per share. We issued to Mr. Berger a promissory for this advance bearing an annual interest rate of 12.5%.

o On November 11, 1997, Mr. Berger advanced $2,500 to us after selling 3,333 shares of his stock to Rodger Berman at the price of $0.75 per share. We issued to Mr. Berger a promissory note for this advance bearing an annual interest rate of 12.5%.

o On January 23, 1998, Mr. Berger advanced $50,000 to us after selling 50,000 shares of his stock to Andrew Holder and Marc
                  Roberts at the price of $1.00 per share. We issued to Mr. Berger a promissory note for this advance bearing an annual interest rate of 12.5%.

o The preceding four transactions were contemporaneous with our sale of our Class A common stock at $2.10 per share.

o On July 31, 1998, Mr. Berger advanced $17,500 to us. We issued to Mr. Berger a promissory note for this advance bearing an annual interest rate of 12.5%.

o In January 1999, Mr. Berger exchanged an aggregate of $170,000 principal amount of indebtedness plus accrued interest for an aggregate of 39,125 shares of Class A common stock and 39,125 warrants.

o In April 1999, Mr. Berger advanced $250,000 to us in exchange for notes payable bearing interest at the prime rate of interest. The first $100,000 of this advance is due on of March 1, 2000 and the remainder of this advance is due on the earlier of April 20, 2004. However, the whole amount is payable to Mr. Berger within five days following the closing of a public offering of our equity securities resulting in gross proceeds equal to or greater than $5,000,000.

o                 Between July 1999 and August 1999, we borrowed an aggregate of
                  approximately $133,000 from Mr. Berger in exchange for   notes
                  payable at an interest rate equal to the prime rate. These notes are payable on December 1, 1999. See "Underwriting."

TRANSACTIONS INVOLVING JIM DODRILL

         Between September 5, 1996 and January 23, 1998, Jim Dodrill, our President and General Counsel, made a number of advances to us, which include the following:

o On September 5, 1996, Mr. Dodrill advanced $30,000 to us and we issued to him a note with a term of six years, earning 7.5% interest annually and an option to purchase 58,731 shares of the Class A common stock at a price of $0.225 per share.

o Mr. Dodrill made the following three advances to us using proceeds from sales of his own stock to other individuals at lower prices than contemporaneous sales of stock by us to third-party investors. These three transactions were contemporaneous with our sale of our Class A common stock at $2.10 per share. We issued to Mr. Dodrill notes for all three advances with an annual interest rate of 12.5%:

                  1. On October 17, 1997, Mr. Dodrill advanced $50,000 to us after selling 100,000 shares of his stock to Synergy Group International, Inc. at a price of $0.50 per share.

                  2. On November 11, 1997, Mr. Dodrill advanced $2,500 to us after selling 3,333 shares of his stock to Rodger Berman at the price of $0.75 per share.

                  3. On January 23, 1998, Mr. Dodrill advanced $50,000 to us after selling 50,000 shares of his stock to Andrew Holder and Marc Roberts at the price of $1.00 per share.

o In January 1999, Mr. Dodrill exchanged an aggregate of $102,500 principal amount of indebtedness plus accrued interest for an aggregate of 23,467 shares of Class A common stock and 23,467 warrants. See "Underwriting."

o Subsequent to the end of July 31, 1999, Mr. Dodrill advanced $181,500 to us in exchange for promissory notes bearing interest at the prime rate of interest which are due on December 1, 1999.

TRANSACTIONS INVOLVING STANLEY BERGER

         Between August 13, 1996 and January 16, 1998, Stanley Berger, Paul Berger's father, made a number of advances to us. The following table summarizes the loans made. For each loan, Mr. Berger received a note with the loan amount and interest rate set forth in the table. In addition, for all but the two repaid loans and one loan on October 1, 1997, Mr. Berger also received a warrant to purchase the number of shares set forth in the table and at the exercise price set forth in the table. All of these notes, aggregating $510,000, plus interest, were exchanged in November 1998 for 102,000 shares of Class A common stock and 102,000 warrants. See "Underwriting."

                                             AMOUNT OF LOAN     INTEREST RATE   NUMBER OF SHARES       WARRANT
                                                                                PURCHASABLE UPON       EXERCISE PRICE
                                                                                EXERCISE OF WARRANT
August 13, 1996(1).......................        $35,000               ---               ---               ---
September 26, 1996.......................        $40,000            12.50%             4,400             $1.13
October 8, 1996..........................        $25,000            12.50%             2,750             $1.13
April 30, 1997...........................        $25,000            12.50%             3,437             $0.75
May 27, 1997.............................        $50,000            15.00%            27,708             $0.75
June 19, 1997............................        $50,000            15.00%            27,708             $0.75
July 3, 1997.............................        $30,000            12.50%             6,000             $2.10
July 10, 1997............................        $15,000            12.50%             3,000             $2.10
August 27, 1997(1).......................        $50,000               ---               ---               ---
September 12, 1997.......................        $50,000            12.50%             8,333             $2.10
October 1, 1997(2).......................        $25,000            12.50%              ---'               ---
October 14, 1997.........................        $50,000            12.50%             8,333             $2.10
November 14, 1997........................        $50,000            12.50%             8,333             $2.10
November 28, 1997........................        $30,000            12.50%             2,400             $2.10
December 3, 1997.........................        $20,000            12.50%             1,600             $2.10
January 16, 1998.........................        $50,000            12.50%             4,000             $4.00
    Total................................       $595,000                             108,002

(1) .....This note was repaid.

(2) .....For this loan, we granted Mr. Berger a security  interest in all of our accounts receivable.

                            DESCRIPTION OF SECURITIES

     We have authorized capital stock consisting of:


o 15,000,000 shares of Class A common stock, par value $0.01 per share
o 5,000,000  shares of Class B common stock, par value $0.01 per share
o 5,000,000 shares of Preferred Stock, par value $0.01 per share

         As of the date of this prospectus, 4,468,266 shares of Class A common stock, no shares of Class B common stock and no shares of preferred stock were issued and outstanding.

COMMON STOCK

         The holders of Class A and Class B common stock are entitled to one vote per share. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of the common stock are entitled to share ratably in all our assets which are legally available for distribution, after payment of or provisions for all debts and liabilities. Holders of common stock have no preemptive, subscription, or redemption rights. The shares of common stock offered pursuant to this prospectus will be, when and if issued, fully paid and non-assessable.

         In connection with our public offering on March 16, 1999, we agreed with the underwriter of the offering that, for a period of 24 months from such date, we will not sell or issue any securities (with certain limited exceptions) without such underwriter's prior written consent. Additionally, we have agreed not to register any shares of Class B common stock under the Securities Exchange Act of 1934, as amended, until March 16, 1999.

PREFERRED STOCK

         The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issuance of such series. Any such series of preferred stock, if so determined by the Board of Directors, may have full voting rights with the common stock or superior or limited voting rights, and may be convertible into common stock or another security.

         We have  granted  to the  Board of  Directors  the  authority  to issue preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding our voting stock. We have no present plans to issue any shares of preferred stock. In connection with our public offering on March 16, 1999, we agreed with the underwriter of the offering that, for a period of 24 months from such date, we will not sell or issue any securities (with certain limited exceptions) without such underwriter's prior written consent.

TRADING INFORMATION

         Since our initial public offering on March 16, 1999, our common stock has traded publicly on the Over-the-Counter Bulletin Board under the symbol TGRA. The Over-the-Counter Bulletin Board is a regulated quotation service that captures and displays real-time quotes and/or indications of interest in securities not listed on The NASDAQ Stock Market or any U.S. exchange. As of October 26, 1999, the closing price for our Class A common stock was $11.25. For the period commencing March 16, 1999 through July 31, 1999, the highest price for our Class A common stock was $11.86 and the lowest price was $5.75. Information as to trading volumes, and bid and asked prices, for our Class A common stock may be obtained directly from the Over-the-Counter Electronic Bulletin Board.

         The following table sets forth the high and low bid (price which a market maker is willing to pay for our Class A common stock) quotations for our Class A common stock, as reported to us by the Over-the-Counter Bulletin Board. These quotations are between dealers, do not include retail mark-ups, markdowns or other fees and commissions, and may not represent actual transactions.

           QUARTER                                              LOW BID     HIGH BID
           April 30, 1999                                           $5.50       $6.63

           July 31, 1999                                            $6.00      $11.50

DELAWARE LAW

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

         As a result of the requirements of Section 203, the acquisition of us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors could be made more difficult. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire us or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

         The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

         The existence of authorized but unissued and unreserved common stock and preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of our management.

TRANSFER AGENT

         The Transfer Agent and Registrar for our Class A common stock is Continental Stock Transfer and Trust Company.

                        SHARES AVAILABLE FOR FUTURE SALE

         Upon completion of this offering, we will have outstanding 8,211,688 shares of Class A common stock. All of the shares of Class A common stock offered will be freely tradeable by persons other than "affiliates" of Outlook Sports Technology, Inc. without restriction or further registration under the Securities Act.

         Of the shares of our Class A common stock outstanding after the offering, approximately 3,715,599 were sold by us in reliance on exemptions from the registration requirements of the Securities Act of 1933 and are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act of 1933and will become eligible for resale in the public market in reliance on Rule 144.

         Persons who are deemed affiliates are generally entitled under Rule 144 as currently in effect to sell within any three-month period a number of shares that does not exceed:

o 1% of the number of shares of the Class A common stock then outstanding, or

o the average weekly trading volume of Class A common stock during the four calendar weeks preceding the making of a filing with the Securities and Exchange Commission with respect to such sale.

Such sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. We are unable to estimate accurately the number of shares of Class A common stock that ultimately may be sold under Rule 144 because the number of shares will depend in part on the market price for the Class A common stock, the personal circumstances of the sellers and other factors.

                              SELLING STOCKHOLDERS

         The following table sets forth the holders of our Class A common stock who are offering their shares of Class A common stock pursuant to this prospectus, and the number of shares of Class A common stock being offered by each person. The amounts set forth below assume that, before the offering, all selling shareholders exercised the options and warrants which shares of common stock being offered pursuant to this prospectus underlie:

SELLING STOCKHOLDERS                           SHARES OWNED PRIOR                         SHARES OWNED AFTER THE
                                               TO THE OFFERING                                 OFFERING
                                            NUMBER            PERCENT     NUMBER OF       NUMBER          PERCENT
                                                                            SHARES
                                                                           OFFERED
Paul Berger                       1,308,370          15.9%              39,125       1,269,245          15.5%
Jim Dodrill                         188,767           2.3%              23,467         165,300           2.0%
Stanley Berger                      239,236           2.9%             119,618         119,618           1.5%
Greg Cohen                          309,834           3.8%             233,332          76,502            *
G.A.R., Inc.                        162,500           2.0%             162,500              -             -
Afzal Ahmad                         432,310           5.3%             323,655         108,655           1.3%

Capital York, Inc.                   10,000          *                  10,000              -             -
Lynn Chidester                       50,150          *                  25,000          25,150            *
Jim Mulholland                      918,333          11.2%             788,333         130,000           1.6%
Tyrone Adams                         21,600          *                  17,500           4,100            -
Allan Cohen                          25,947          *                  24,447           1,500            *
Communications Enterprise            45,000          *                  35,000          10,000            -
Lee Corbin                           12,500          *                  12,500              -             *
John Costino                        382,500           4.7%             297,500          85,000           1.0%
Eugene Crittenden                   163,380           2.0%             106,690          56,690            -
Jenkins Cromwell                     12,500          *                  12,500              -             *
Gilbert Dementis                     45,000          *                  35,000          10,000            *
John Dichiara                        54,627          *                  36,677          17,950            *
Dan Drykerman                        73,624          *                  36,812          36,812            *
Mike Eberts                          27,000          *                  21,000           6,000            *
Kelly Flynn                          90,000           1.1%              70,000          20,000            *
Ron Gagnon                           90,000           1.1%              70,000          20,000            *
Nelson Garjian                       18,500          *                  17,500           1,000            *
Jim Gordon                           73,624          *                  36,812          36,812            *
Richard Grant                        45,000          *                  35,000          10,000            *
Andrew Holder                        85,850           1.0%              35,000          50,850            *
David Hingerford                    157,500           1.9%             122,500          35,000            *
Robert Hurley                        90,000           1.1%              70,000          20,000            *
Integrated Capital                   22,500          *                  17,500           5,000            *
Ryaz Jinnah                          67,500          *                  52,500          15,000            *
Ed Kalinowski                        45,000          *                  35,000          10,000            *
Jay Kobrin                           12,500          *                  12,500              -             *
Paul Kuehn                           22,500          *                  17,500           5,000            *
Martin Lesh                          45,000          *                  35,000          10,000            *
LG Trust                             45,000          *                  35,000          10,000            *
Gary Markman                        185,000           2.3%             155,000          30,000            *
MECA, Inc.                           45,000          *                  35,000          10,000            *
Milton Chawasky Trust                22,500          *                  17,500           5,000            *
Dan Oliker                           11,994          *                   5,997           5,997            *
Pafco Insurance                      45,000          *                  35,000          10,000            *
Joe Pitts                            45,000          *                  35,000          10,000            *
George Rizos                         49,027          *                  24,513          24,514            *
Roy Roberts                          45,000          *                  35,000          10,000            *

Barry Robbins                        22,500          *                  17,500           5,000            *
Neil Robinson                        18,298          *                   9,149           9,149            *
Ben Russell                          45,000          *                  35,000          10,000            *
Kenneth Santiamo                     88,572           1.1%              71,642          16,930            *
Ron Sawchuck                         11,980          *                   5,990           5,990            *
Dan Schwartz                         18,298          *                   9,149           9,149            *
Superior Insurance                   45,000          *                  35,000          10,000            *
Doug Symons                          90,000           1.1%              70,000          20,000            *
Alex Theriot                         25,000          *                  25,000              -             *
Jane Trudeau                         25,000          *                  25,000              -             *
Milan Tyburec                        22,500          *                  17,500           5,000            *
Martin Watz                         135,000           1.6%            105,000           30,000            *
Mark Weiner                          45,000          *                  35,000          10,000            *
Kal Zeff                            184,028           2.2%             129,514          54,514            *

* Represents less than 1% of the outstanding Class A common stock outstanding.

     Paul Berger is our Chairman of the Board and Chief Executive Officer. The amounts shown for Mr. Berger include 39,125 shares of Class A common stock issuable upon exercise of warrants held by Mr. Berger at an exercise price of $6.67 per share. Such amounts exclude 19,577 shares of Class A common stock issuable upon exercise of certain options held by Mr. Berger at an exercise price of $.225 per share

     Jim Dodrill is our President, General Counsel and a director. The amounts shown for Mr. Dodrill include 23,467 shares of Class A common stock issuable upon exercise of warrants held by Mr. Berger at an exercise price of $6.67 per share. Such amounts exclude:

o 58,733 shares of Class A common stock issuable upon exercise of certain options held by Mr. Dodrill at an exercise price of $.225 per share

o 111,111 shares of Class A common stock issuable upon exercise of certain options held by Mr. Dodrill at an exercise price of $.72 per share

o 166,666 shares of Class A common stock issuable upon exercise of certain options held by Mr. Dodrill at an exercise price of $3.00 per share

     Stanley Berger is Paul Berger's father. The amounts shown for Mr. Berger include 119,618 shares of Class A common stock issuable upon exercise of warrants held by Mr. Berger at an exercise price of $6.67 per share. Such amounts exclude 108,002 shares of Class A common stock issuable upon exercise of certain options held by Mr. Berger at exercise prices ranging from $.72 and $4.00 per share.

     The shares being sold by Mr. Cohen are issuable to Mr. Cohen upon exercise of certain options, of which 116,666 are exercisable at $2.10 per share and 116,666 are exercisable at $6.67 per share. The amounts shown for Mr. Cohen include 76,502 shares of Class A common stock held by Michelle Cohen, Mr. Cohen's wife.

     Of the shares of Class A common stock being sold by Afzal Ahmad, 258,665 shares are issuable to Mr. Ahmad upon the exercise of certain warrants at an exercise price of $6.67 per share. The amounts shown for Mr. Ahmad do not include an aggregate of 227,499 shares of Class A common stock issuable to Mr. Ahmad upon exercise of additional warrants held by Mr. Ahmad, at exercise prices ranging from $.75 to $3.00 per share.

     The Amounts shown for Lynn Chidester are exclusive of 18,500 shares of Class A common stock held by Scott Chidester, Mr. Chidester's son, and 2,500 shares of Class A common stock held by Brook Chidester, Mr. Chidester's daughter.

     The shares being offered by Jim Milholland are issuable upon exercise of certain warrants, of which 533,333 are exercisable at $7.25 per share and 255,000 are exercisable at $6.67 per share.

     The amounts shown for Tyrone Adams include 17,500 shares of Class A common stock issuable upon exercise of warrants held by Tyrone Adams at an exercise price of $6.67 per share.

     The amounts shown for Allan Cohen include 24,447 shares of Class A common stock issuable upon exercise of warrants held by Allan Cohen at an exercise price of $6.67 per share but does not include 34,583 shares of common stock issuable upon exercise of warrants held by Mr. Cohen at an exercise price of $.75 per share.

     The amounts shown for Communications Enterprise include 35,000 shares of Class A common stock issuable upon exercise of warrants held by Communications Enterprise at an exercise price of $6.67 per share.

     The amounts shown for Lee Corbin include 12,500 shares of Class A common stock issuable upon exercise of warrants held by Lee Corbin at an exercise price of $6.67 per share.

     The amounts shown for John Costino include 297,500 shares of Class A common stock issuable upon exercise of warrants held by Mr. Costino at an exercise price of $6.67 per share.

     The amounts shown for Eugene Crittenden include 106,690 shares of Class A common stock issuable upon exercise of warrants held by Mr. Crittenden at an exercise price of $6.67 per share but does not include 41,458 shares of common stock issuable upon exercise of warrants held by Mr. Crittenden at an exercise price of $.75 per share.

     The amounts shown for Jenkins Cromwell include 12,500 shares of Class A common stock issuable upon exercise of warrants held by Jenkins Cromwell at an exercise price of $6.67 per share.

     The amounts shown for Gilbert Dementis include 35,000 shares of Class A common stock issuable upon exercise of warrants held by Mr. Dementis at an exercise price of $6.67 per share.

     The amounts shown for John Dicharia include 36,667 shares of Class A common stock issuable upon exercise of warrants held by Mr. Dicharia at an exercise price of $6.67 per share, but does not include 41,458 shares of Class A common stock issuable upon exercise of warrants at an exercise price of $.75.

     The amounts shown for Dan Drykerman include 36,812 shares of Class A common stock issuable upon exercise of warrants held by Mr. Drykerman at an exercise price of $6.67 per share, but does not include 41,458 shares of Class A common stock issuable upon exercise of warrants at an exercise price of $.75.

     The amounts shown for Mike Eberts include 21,000 shares of Class A common stock issuable upon exercise of warrants held by Mr. Eberts at an exercise price of $6.67 per share.

     The amounts shown for Kelly Flynn include 70,000 shares of Class A common stock issuable upon exercise of warrants held by Kelly Flynn at an exercise price of $6.67 per share.

     The amounts shown for Ron Gagnon include 70,000 shares of Class A common stock issuable upon exercise of warrants held by Mr. Gagnon at an exercise price of $6.67 per share.

     The amounts shown for Nelson Garjian include 17,500 shares of Class A common stock issuable upon exercise of warrants held by Mr. Garjian at an exercise price of $6.67 per share.

     The amounts shown for Jim Gordon include 36,812 shares of Class A common stock issuable upon exercise of warrants held by Mr. Gordon at an exercise price of $6.67 per share, but does not include 41,458 shares of Class A common stock issuable upon exercise of warrants at an exercise price of $.75.

     The amounts shown for Richard Grant include 35,000 shares of Class A common stock issuable upon exercise of warrants held by Mr. Grant at an exercise price of $6.67 per share.

     The amounts shown for Andrew Holder include 35,000 shares of Class A common stock issuable upon exercise of warrants held by Mr. Holper at an exercise price of $6.67 per share.

     The amounts shown for David Hingerford include 122,500 shares of Class A common stock issuable upon exercise of warrants held by Mr. Hingerford at an exercise price of $6.67 per share.

     The amounts shown for Robert Hurley include 70,000 shares of Class A common stock issuable upon exercise of warrants held by Mr. Hurley at an exercise price of $6.67 per share.

     The amounts shown for Integrated Capital include 17,500 shares of Class A common stock issuable upon exercise of warrants held by Integrated Capital at an exercise price of $6.67 per share.

     The amounts shown for Ryaz Jinnah include 52,500 shares of Class A common stock issuable upon exercise of warrants held by Mr. Jinnah at an exercise price of $6.67 per share.

     The amounts shown for Ed Kalinowski include 35,000 shares of Class A common stock issuable upon exercise of warrants held by Mr. Kalinowski at an exercise price of $6.67 per share.

     The amounts shown for Jay Kobrin include 12,500 shares of Class A common stock issuable upon exercise of warrants held by Jay Kobrin at an exercise price of $6.67 per share.

     The amounts shown for Paul Kuehn include 17,500 shares of Class A common stock issuable upon exercise of warrants held by Mr. Kuehn at an exercise price of $6.67 per share.

     The amounts shown for Martin Lesh include 35,000 shares of Class A common stock issuable upon exercise of warrants held by Mr. Lesh at an exercise price of $6.67 per share.

     The amounts shown for LG Trust include 35,000 shares of Class A common stock issuable upon exercise of warrants held by LG Trust at an exercise price of $6.67 per share.

     The amounts shown for Gary Markman include 155,000 shares of Class A common stock issuable upon exercise of warrants held by Mr. Markman at an exercise price of $6.67 per share.

     The amounts shown for MECA, Inc. include 35,000 shares of Class A common stock issuable upon exercise of warrants held by MECA, Inc. at an exercise price of $6.67 per share.

     The amounts shown for Milton Chawasky Trust include 17,500 shares of Class A common stock issuable upon exercise of warrants held by Milton Chawasky Trust at an exercise price of $6.67 per share.

     The amounts shown for Dan Oliker include 5,997 shares of Class A common stock issuable upon exercise of warrants held by Mr. Oliker at an exercise price of $6.67 per share, but does not include 3,437 shares of Class A common stock issuable upon exercise of warrants at an exercise price of $.75.

     The amounts shown for Pafco Insurance include 35,000 shares of Class A common stock issuable upon exercise of warrants held by Pafco Insurance at an exercise price of $6.67 per share.

     The amounts shown for Joe Pitts include 35,000 shares of Class A common stock issuable upon exercise of warrants held by Mr. Pitts at an exercise price of $6.67 per share.

     The amounts shown for George Rizos include 24,514 shares of Class A common stock issuable upon exercise of warrants held by Mr. Rizos at an exercise price of $6.67 per share, but does not include 13,750 shares of Class A common stock issuable upon exercise of warrants at an exercise price of $.75 per share.

     The amounts shown for Roy Roberts include 35,000 shares of Class A common stock issuable upon exercise of warrants held by Roy Roberts at an exercise price of $6.67 per share.

     The amounts shown for Barry Robbins include 17,500 shares of Class A common stock issuable upon exercise of warrants held by Barry Robbins at an exercise price of $6.67 per share.

     The amounts shown for Neil Robinson include 9,149 shares of Class A common stock issuable upon exercise of warrants held by Neil Robinson at an exercise price of $6.67 per share, but does not include 10,364 shares of Class A common stock issuable upon exercise of warrants at an exercise price of $.75 per share.

     The amounts shown for Ben Russell include 35,000 shares of Class A common stock issuable upon exercise of warrants held by Ben Russell at an exercise price of $6.67 per share.

     The amounts shown for Kenneth Santiamo include 71,642 shares of Class A common stock issuable upon exercise of warrants held by Kenneth Santiamo at an exercise price of $6.67 per share, but does not include 41,458 shares of Class A common stock issuable upon exercise of warrants at an exercise price of $.75 per share.

     The amounts shown for Ron Sawchuck include 5,990 shares of Class A common stock issuable upon exercise of warrants held by Ron Sawchuck at an exercise price of $6.67 per share, but does not include 3,437 shares of Class A common stock issuable upon exercise of warrants at an exercise price of $.75 per share.

     The amounts shown for Dan Schwartz include 9,149 shares of Class A common stock issuable upon exercise of warrants held by Mr. Schwartz at an exercise price of $6.67 per share, but does not include 10,364 shares of Class A common stock issuable upon exercise of warrants at an exercise price of $.75.

     The amounts shown for Doug Symons include 70,000 shares of Class A common stock issuable upon exercise of warrants held by Doug Symons at an exercise price of $6.67 per share.

     The amounts shown for Alex Theriot include 25,000 shares of Class A common stock issuable upon exercise of warrants held by Alex Theriot at an exercise price of $6.67 per share.

     The amounts shown for Jane Trudeau include 25,000 shares of Class A common stock issuable upon exercise of warrants held by Jane Trudeau at an exercise price of $6.67 per share.

     The amounts shown for Superior Insurance include 35,000 shares of Class A common stock issuable upon exercise of warrants held by Superior Insurance at an exercise price of $6.67 per share.

     The amounts shown for Doug Symons include 70,000 shares of Class A common stock issuable upon exercise of warrants held by Mr. Symons at an exercise price of $6.67 per share.

     The amounts shown for Milan Tyburec include 17,500 shares of Class A common stock issuable upon exercise of warrants held by Milan Tyburec at an exercise price of $6.67 per share.

     The amounts shown for Martin Watz include 105,000 shares of Class A common stock issuable upon exercise of warrants held by Mr. Watz at an exercise price of $6.67 per share.

     The amounts shown for Mark Weiner include 35,000 shares of Class A common stock issuable upon exercise of warrants held by Mr. Weiner at an exercise price of $6.67 per share.

     The amounts shown for Kal Zeff include 129,514 shares of Class A common stock issuable upon exercise of warrants held by Kal Zeff at an exercise price of $6.67 per share, but does not include 13,750 shares of Class A common stock issuable upon exercise of warrants at an exercise price of $.75.

                              PLAN OF DISTRIBUTION

     Each stockholder selling securities pursuant to this offering is free to offer and sell his or her shares of Class A common stock at such times, in such manner and at such prices as he or she shall determine. Such common shares may be offered by selling stockholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The selling stockholders may also use Rule 144 under the Securities Act, to sell such securities, if they meet the criteria and conform to the requirements of such Rule.

     There is no underwriter or coordinating broker acting in connection with the proposed sale of Class A common stock by the selling stockholders. The selling stockholders have advised us that sales of Class A common stock may be effected from time to time in by the following events:

     o transactions in the Over-the-Counter Bulletin Board, including block transactions and/or negotiated transactions

     o through the writing of options on the Class A common stock

     o a combination of such methods of sale at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices

     The selling stockholders may effect such transactions by selling Class A common stock directly to purchasers or to or through broker/dealers which may act as agents or principals. Such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders.

     The selling stockholders and any broker/dealers that act in connection with the sale of the Class A common stock might be deemed to be "underwriters" within them meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Class A common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker/dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities, they will be subject to prospectus delivery requirements under the Securities Act.

     Furthermore, in the event of a distribution of his or her Class A common stock, any selling stockholder, any selling broker/dealer and any affiliated purchasers may be subject to Regulation M which prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Class A common stock in connection with the offering.

     Subject to NASD approval, we will pay May Davis Group, Inc. a fee of 5% of the exercise price of each warrant or option exercised by selling shareholders, provided

     o the market price of our common stock on the date the warrant or option was exercised was greater than the warrant exercise price on that date

     o the exercise price of the warrant or option was solicited by a member of the NASD;

     o the warrant or option was not held in discretionary account

     o the disclosure of compensation arrangements was made both at the time of this offering and at the time of exercise of the warrant or option

     o the solicitation of the exercise of the warrant or option was not a violation of Regulation M promulgated under the Securities Exchange Act of 1934

     o the warrant or option holder designates in writing which broker-dealer made the solicitation.

     May Davis and any other soliciting broker-dealers may be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the our securities during the periods prescribed by Regulation M, five business days (or other applicable period as Regulation M may provide) before the solicitation of the exercise of any warrant or option until the later of the termination of such solicitation activity or the termination of any right May Davis and any other soliciting broker/dealer may have to receive a fee for the solicitation of the exercise of the warrants or options.

                                  LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for us by our counsel, Sichenzia, Ross & Friedman LLP, 135 West 50th Street, 20th Floor, New York, New York, 10020.

                                     EXPERTS

     Our financial statements for each of the two fiscal years ended January 31, 1999 and 1998, appearing in this prospectus have been audited by Wolinetz, Gottlieb & Lafazan, P.C., to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We filed a registration statement with the SEC on Form SB-2 relating to the shares offered in this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and the shares we are offering in this prospectus, refer to the registration statement and its exhibits. The statements we make in this prospectus regarding the content of any contract or other document are necessarily not complete, and you may examine the copy of the contract or other document that we filed as an exhibit to the registration statement. All our statements about those contracts or other documents are qualified in their entirety by referring you to the exhibits to the registration statement.

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. The information contained in this document is current as of the date this document was filed with the SEC. If any material changes occur after such date, then we will notify you of the changes by an amendment to this document. We are not offering to sell you securities if you live in a jurisdiction where such an offer would be unlawful.

     After the effective date of this offering, we intend to furnish to our stockholders annual reports containing audited financial statements and interim reports. We currently file annual, quarterly and special reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facility of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our Class A common stock is traded in the over-the-counter market and is quoted on the Over-the-Counter Bulletin Board and such reports, proxy statements and other information concerning us may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878. In addition, we are required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

                         OUTLOOK SPORTS TECHNOLOGY, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                          PAGE
                                                                                                          ----

Report of Independent Accountants                                                                          F-2

Balance Sheets, January 31, 1999 and July 31, 1999 (Unaudited)                                             F-3

Statements of Operations, Years Ended January 31, 1999 and 1998
  and Six Months Ended July 31, 1999 and 1998 (Unaudited)                                                  F-4

Statements of Changes in Shareholders' Deficit, Years Ended January 31, 1999
  and 1998 and Six Months Ended July 31, 1999 (Unaudited)                                                  F-5

Statements of Cash Flows, Years Ended January 31, 1999 and 1998 and Six Months
  Ended July 31, 1999 and 1998 (Unaudited)                                                                 F-6

Notes to Financial Statements                                                                              F-8

                        REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
Outlook Sports Technology, Inc.

We have audited the accompanying balance sheet of Outlook Sports Technology, Inc. as of January 31, 1999, and the related statements of operations, changes in shareholders' deficit, and cash flows for each of the two years in the period ended January 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Outlook Sports Technology, Inc. as of January 31, 1999, and the results of its operations and its cash flows for each of the two years in the period ended January 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses and negative cash flows from operations and has a working deficiency capital and shareholders' deficit at January 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                              WOLINETZ, GOTTLIEB & LAFAZAN, P.C.



Rockville Centre, New York
October 12, 1999

                         OUTLOOK SPORTS TECHNOLOGY, INC.

                                  BALANCE SHEET

                                                                                JULY 31,       JANUARY 31,
                                                                            --------------     -----------
                                                                                  1999             1999
                                                                              (UNAUDITED)
                                                                            -------------
ASSETS
Current Assets:
  Accounts receivable (net of allowances of $242,192 at
    July 31, 1999 and $147,605 at January 31, 1999) ......................   $     51,413    $       --
  Inventories ............................................................        258,719         225,804
  PREPAID EXPENSES .......................................................         23,400          33,747
                                                                              ------------   ------------
         Total current assets ............................................        333,532         259,551

Property and equipment (net of accumulated depreciation of $235,740
  at July 31, 1999 and $160,855 at January 31, 1999) .....................        283,366         354,318

Debt issuance expense - net ..............................................           --            22,000

DEFERRED OFFERING COSTS ..................................................           --           170,706
                                                                              ------------   ------------

                                                                              $    616,898   $    806,575
                                                                              ============   ============

LIABILITIES AND SHAREHOLDERS' DEFICIT Current Liabilities:

  Accounts payable .......................................................   $  1,599,571    $  1,674,384
  Accrued expenses .......................................................      1,383,719       1,571,899
  Accrued wages and related expenses .....................................        560,295       1,058,879
  Accrued interest payable ...............................................        259,993         233,322
  Advances from officer ..................................................           --            25,000
  Notes payable - related parties - current portion ......................        100,000            --
  NOTES PAYABLE - CURRENT PORTION ........................................        735,641         762,844
                                                                              ------------   ------------
        Total current liabilities ........................................      4,639,219       5,326,328

NOTES PAYABLE - RELATED PARTIES - LONG-TERM ..............................        190,000          40,000
                                                                              ------------   ------------

                                                                                 4,829,219      5,366,328
                                                                              ------------   ------------
Commitments and contingencies

Shareholders' Deficit:
  Preferred stock; $.01 par value, 5,000,000 shares authorized,
    none issued and outstanding ..........................................           --              --
  Common stock; Class A, $.01 par value, 15,000,000
    shares authorized; 4,541,266 shares issued at July 31, 1999
    and 2,334,075 shares issued at January 31, 1999 ......................         45,413          23,341
  Common stock; Class B, $.01 par value, 5,000,000 shares
    authorized; 1,464,953 shares issued and outstanding ..................           --            14,650
  Treasury stock; at cost; 168,000 Class A shares at July 31, 1999
    and 50,000 Class A shares at January 31, 1999 ........................    (    48,800)    (    19,300)
  Additional paid-in capital .............................................     12,773,814       8,892,290
  ACCUMULATED DEFICIT ....................................................    (16,982,748)    (13,470,734)
                                                                              ------------   ------------
         TOTAL SHAREHOLDERS' DEFICIT .....................................    ( 4,212,321)    ( 4,559,753)
                                                                              ------------   ------------
                                                                              $   616,898    $    806,575
                                                                              ============   ============

   The accompanying notes are an integral part of these financial statements
                                       F-3

                         OUTLOOK SPORTS TECHNOLOGY, INC.
                            STATEMENTS OF OPERATIONS


                                                     SIX MONTHS ENDED                   YEAR ENDED
                                                           JULY 31,                     JANUARY 31,
                                                      1999              1998        1999          1998
                                                  (UNAUDITED)

REVENUE ......................................   $    84,193    $   440,474    $   468,194    $   741,120
                                                  -----------    -----------    -----------    -----------

Costs and expenses:

  Costs of sales .............................       107,268        520,179        685,131        859,317
  Research and development ...................       149,246        102,235        189,581        451,019
  Stock-based compensation ...................          --             --             --          210,130
  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES     3,298,901      2,755,609      5,861,141      3,669,657
                                                  -----------    -----------    -----------    -----------

         TOTAL COSTS AND EXPENSES ............     3,555,415      3,378,023      6,735,853      5,190,123
                                                  -----------    -----------    -----------    -----------

LOSS FROM OPERATIONS .........................    (3,741,222)    (2,937,549)    (6,267,659)    (4,449,003)
                                                  -----------    -----------    -----------    -----------

Other income (expense):

  Interest expense ...........................    (  40,792)     (  325,636)    (  544,869)    (  244,648)
  GAIN ON SALE OF LICENSE ....................          --          413,997        413,997            --
                                                  -----------    -----------    -----------    -----------

                                                  (  40,792)         88,361     (  130,872)    (  244,648)
                                                  -----------    -----------    -----------    -----------

NET LOSS .....................................   $(3,512,014)   $(2,849,188)   $(6,398,531)   $(4,693,651)
                                                  ===========    ===========    ===========    ===========

Net loss per common share -
  BASIC AND DILUTED ..........................   $     ( .85)   $    ( 1.17)   $    ( 2.34)   $     (2.21)
                                                  ===========    ===========    ===========    ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING ...     4,126,006      2,425,197      2,739,376      2,120,460
                                                  ===========    ========== =   ===========    ===========









   The accompanying notes are an integral part of these financial statements.


                                                                                      ADDITIONAL                         TOTAL
                                               COMMON STOCK              TREASURY      PAID IN        ACCUMULATED     SHAREHOLDERS'
                                          SHARES          AMOUNT          STOCK        CAPITAL          DEFICIT          DEFICIT

Balance, February 1, 1997                1,118,488   $     11,185     $      --      $  1,221,159     $(2,378,552)    $(1,146,208)

Issuance of common stock ..........      1,205,583         12,056            --           932,218            --           944,274

Stock option compensation .........           --             --              --           153,166            --           153,166

NET LOSS ..........................           --             --              --              --        (4,693,651)     (4,693,651)
                                        ------------ ------------   --------------   ------------    -------------   -------------

Balance, January 31, 1998 .........      2,324,071         23,241            --         2,306,543      (7,072,203)     (4,742,419)

Issuance of common stock
  for payment of services .........        242,700          2,427            --           411,786            --           414,213

Issuance of common stock
  upon conversion of debt .........      1,224,257         12,243            --         6,109,041            --         6,121,284

Issuance of common stock
  as debt issuance expense ........          8,000             80            --            39,920            --            40,000

Issuance of stock purchase
  warrants as payment of
  accrued interest ................           --             --              --            25,000            --            25,000

Treasury stock, 50,000 shares .....           --             --           (19,300)           --              --         (  19,300)

NET LOSS ..........................           --             --              --              --        (6,398,531)     (6,398,531)
                                        ------------ ------------   --------------   ------------    -------------   -------------

Balance, January 31, 1999 .........      3,799,028         37,991         (19,300)      8,892,290     (13,470,734)     (4,559,753)

Issuance of common stock as
payment for accrued liabilities             44,669            447            --           222,898            --           223,345

Issuance of common stock, pursuant
  to initial public offering, net
  of offering costs ...............        438,500          4,385            --         1,763,426            --         1,767,811
Treasury stock, 168,000 shares ....           --             --           (29,500)           --              --           (29,500)

Issuance of common stock ..........         53,750            537            --           214,463            --           215,000

Issuance of common stock for
  payment of services .............        195,319          1,953            --         1,630,837            --         1,632,790

Issuance of common stock as
  debt issuance expense ...........         10,000            100            --            49,900            --            50,000

NET LOSS ..........................           --             --              --              --        (3,512,014)     (3,512,014)
                                        ------------ ------------   --------------   ------------    -------------   -------------

BALANCE , JULY 31, 1999 (UNAUDITED)      4,541,266   $     45,413   $     (48,800)   $ 12,773,814    $(16,982,748)   $ (4,212,321)
                                        ============ ============   ==============   ============    =============   =============

   The accompanying notes are an integral part of these financial statements.
                                       F-5

                                          OUTLOOK SPORTS TECHNOLOGY, INC.
                                             STATEMENTS OF CASH FLOWS

                                                            SIX MONTHS ENDED           YEAR ENDED
                                                                 JULY 31,              JANUARY 31,
                                                         1999           1998           1999           1998
                                                             (UNAUDITED)

Operating activities:

  Net loss .......................................   $(3,512,014)   $(2,849,188)   $(6,398,531)   $(4,693,651)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
      Depreciation and amortization ..............        96,885         74,700        167,400          8,100
      Stock-based compensation ...................          --             --             --          210,130
      Increase in allowance for doubtful accounts
        and sales returns and allowances .........        94,587           --          112,605         35,000
      Stock issued for services and to vendors ...     1,632,790           --          194,166           --
      Stock issued as debt issuance expense ......        50,000           --             --             --
      Changes in operating assets and liabilities:
        (Increase) decrease in accounts receivable     ( 146,000)      (111,408)        55,095       (202,700)
        (Increase) decrease in inventories .......     (  32,915)      (110,238)       191,254       (417,058)
        Increase (decrease) in prepaid expenses ..        10,347         14,731        (20,893)      ( 12,854)
        (Increase) decrease in deposits and
         other current assets ....................          --           15,307         51,813       ( 44,004)
        Decrease in prepaid royalties ............          --          133,319        133,319         16,681
        Increase in accounts payable and
          ACCRUED EXPENSES .......................     ( 511,561)       152,762      2,428,832      2,156,941
                                                       -----------    -----------   -----------   -----------

NET CASH USED IN OPERATING ACTIVITIES ............    (2,317,881)    (2,680,015)    (3,084,940)    (2,943,415)
                                                       -----------    -----------   -----------   -----------

Investing Activities:

  CAPITAL EXPENDITURES ...........................      (  3,933)      (301,905)     ( 302,074)      (178,547)
                                                       -----------    -----------   -----------   -----------

NET CASH USED IN INVESTING ACTIVITIES ............      (  3,933)      (301,905)     ( 302,074)      (178,547)
                                                       -----------    -----------   -----------   -----------

Financing activities:

  Proceeds from line of credit ...................           542           --              100         35,000
  Advances (payments) from (to) officers .........      ( 25,000)        17,500         44,147        255,000
  Proceeds from issuance of unsecured notes
    payable ......................................       665,000      3,555,000      4,205,000      2,265,500
`  Proceeds (payments) from (to) factor ..........      (  2,744)      (280,138)      (277,394)       280,138
  Repayment of unsecured notes payable ...........      (690,000)      (115,500)      (415,500)       (30,000)
  Proceeds from exercise of stock options and sale
    of common stock ..............................       215,000           --             --          298,650
  Debt issuance costs ............................          --         (194,688)          --             --
  Proceeds from issuance of notes payable -

    related parties ..............................       250,000           --             --             --
  Proceeds from sale of common stock pursuant to
    Initial public offering ......................     2,543,300           --             --             --
  Expenses of initial public offering ............      (604,784)          --             --             --
  Purchase of treasury stock .....................      ( 29,500)          --             --             --
  DEFERRED OFFERING COSTS ........................          --             --         (170,706)          --
                                                       -----------    -----------   -----------   -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES ........     2,321,814      2,982,174      3,385,647      3,104,288
                                                       -----------    -----------   -----------   -----------

Net increase (decrease) in cash ..................          --              254         (1,367)       (17,674)
CASH, BEGINNING OF PERIOD ........................          --            1,367          1,367         19,041
                                                       -----------    -----------   -----------   -----------
CASH, END OF PERIOD ..............................   $      --      $     1,621    $      --      $     1,367
                                                       ===========    ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                         OUTLOOK SPORTS TECHNOLOGY, INC.
                            STATEMENTS OF CASH FLOWS
                                   (Continued)

                                                                SIX MONTHS ENDED          YEAR ENDED
                                                                    JULY 31,             JANUARY 31,
                                                              1999           1998       1999       1998

                                  (UNAUDITED)

Supplemental disclosure of cash flow information:
  CASH PAID FOR INTEREST ..............................  $     1,218   $     47,924   $ 77,422   $  1,868
                                                         ============   ===========   ========   ========

Supplemental disclosure of noncash investing and financing activities:

Issuance of 104,784 shares of common stock to a
  professional golfer as consideration for debt
  OWED TO SUCH GOLFER .................................  $      --     $    220,047   $220,047   $   --
                                                         ============   ===========   ========   ========

Issuance of 1,024,800  shares of common  stock
  In February  1997 in exchange for the forgivness
  of $588,660 of advances due to the Company's
  CHIEF EXECUTIVE OFFICER .............................  $      --     $       --     $   --     $588,660
                                                         ============   ===========   ========   ========

Issuance of 8,000 shares of Class A common
  STOCK AS DEBT ISSUANCE EXPENSE ......................  $      --     $       --     $ 40,000   $   --
                                                         ============   ===========   ========   ========

Return to the Company of 50,000 shares of
  common stock as treasury stock originally
  issued to a licensor in connection with sale
  OF LICENSE BACK TO LICENSOR .........................  $      --     $     19,300   $ 19,300   $   --
                                                         ============   ===========   ========   ========

Issuance of 1,161,666  shares of Class A common
  stock and 1,161,666  warrants to purchase Class
  A common stock in connection  with  conversion
  of notes payable and accrued interest on notes,
  PURSUANT  TO EXCHANGE AGREEMENT .....................  $      --     $       --   $5,808,327   $   --
                                                         ============   ===========   ========   ========

Issuance  of 62,591  shares  of Class A common
  stock  and 62,591   warrants  to purchase Class
  A common stock to the Company's  President and Chief
  Executive Officer in  connection  with  conversion
  of advances  made to the Company and accrued
  interest on such advances,
  PURSUANT TO EXCHANGE AGREEMENT ......................  $      --     $       --     $312,957   $   --
                                                         ============   ===========   ========   ========

Issuance of 10,000 shares of Class A common
  STOCK AS DEBT ISSUANCE EXPENSE ......................  $    50,000   $       --     $   --     $   --
                                                         ============   ===========   ========   ========

Issuance of 44,669 shares of Class A common
  STOCK AS CONSIDERATION FOR ACCRUED LIABILITIES ......  $   223,345   $       --     $   --     $   --
                                                         ============   ===========   ========   ========

   The accompanying notes are an integral part of these financial statements

                         OUTLOOK SPORTS TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 1999
          (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS ENDED
                      JULY 31, 1999 AND 1998 IS UNAUDITED)

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

                  Outlook   Sports   Technology,   Inc.  (the   "Company")   was
incorporated on February 8, 1996 in the State of Delaware. The Company is a designer and marketer and, through the use of contracted parties, a manufacturer of golf equipment, apparel and accessories under the TEGRA(TM) brand name. TEGRA(TM) golf clubs incorporate the Company's patent-pending Invisible Inset Hosel(TM).

                  The Company initially entered the U.S. golf market under a license agreement with Hippo Holdings, Ltd. ("Hippo Holdings"), a British golf equipment manufacturer and distributor. Under the terms of the licensing agreement, the Company acquired the rights, in perpetuity, to market and sell HiPPO(TM) brand products in the U.S. and Canada for 50,000 shares of the Company's common stock, and prepaid royalties of $150,000. In May 1998, the Company sold this license back to Hippo Holdings (see Note 9).

                  The  accompanying  financial  statements  have  been  prepared assuming that the Company will continue as a going concern. Since its inception in 1996 through January 31, 1999, the Company has incurred recurring losses of approximately $13,471,000 and has not generated cash from its operating activities. Additionally, at January 31, 1999, the Company had a shareholders' deficit of approximately $4,560,000 and its current liabilities exceeded its current assets by approximately $5,067,000. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. Continuation of the Company is dependent on (i) achieving sufficiently profitable operations and (ii) obtaining adequate financings. These financial statements do not reflect any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                  In connection with the above, during March and April 1999 the Company completed an initial public offering under which the Company sold
438,500 shares of its Class A common stock for net proceeds of approximately $1,794,000 inclusive of certain unpaid offering expenses (see Note 10). In addition, the Company intends to raise additional funds through a combination of equity and/or debt financings. The Company also intends to test market an infomercial for TEGRA(TM) drivers on network affiliates, sports cable channels and regional cable channels in the Northeastern United States beginning in June 1999. The success of these planned measures however, cannot be determined at this time and there can be no assurance that these planned measures will be realized.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  USE OF ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                  CASH

                  The Company considers those short-term, highly liquid investments with original maturities of three months or less as cash.

                        OUTLOOK SPORTS TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 1999
          (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS ENDED
                      JULY 31, 1999 AND 1998 IS UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  INVENTORIES

                  Inventories, which is primarily comprised of clubs and component parts, is stated at the lower of cost or market with cost determined using the first-in, first-out method. Component parts consist primarily of golf club heads, shafts and grips.

                  PROPERTY AND EQUIPMENT

                  Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight line method over the estimated useful lives of the related assets, which approximate three and five years. Significant additions and improvements are capitalized and costs for maintenance and repairs are expensed as incurred.

                  DEFERRED OFFERING COSTS

                  Deferred   offering  costs  represent   charges   incurred  in
connection with a proposed initial public offering of the Company's common stock. Upon successful completion of such offering, the aggregate offering costs will be charged to additional paid-in capital. In the event that the proposed offering is unsuccessful, the aggregate offering costs will be charged to operations in the appropriate period.

                  DEBT ISSUANCE EXPENSE

                  Costs associated with certain of the Company's debt financing transactions have been capitalized. These costs include the value of common stock issued, as consideration for obtaining various loans. Such costs are being amortized over the terms of the related loans.

                  LONG LIVED ASSETS

                  The Company reviews long lived assets and identifiable intangibles for recoverability and reserves for impairment whenever events or changes in circumstances indicate. Based on estimated future cash flows, the carrying amount of the assets will not be fully recoverable.

                  REVENUE RECOGNITION

                  Revenue from the sale of non consignment products is recognized at the time title to such products passes to the customer. Revenue from the sale of products delivered on consignment is recognized at the time such products are sold by the customer.

                  RESEARCH AND DEVELOPMENT COSTS

                  Research and development costs, which relate primarily to the design of the TEGRA(TM) brand name products, are expensed as incurred.

                  ADVERTISING COSTS

                 Advertising costs are expensed as incurred. Advertising expense consists of media advertising as well as brochure, production and direct mail costs. Advertising expense approximated $1,033,000 and $1,288,000 for the years ended January 31, 1998 and 1999 respectively.

                         OUTLOOK SPORTS TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 1999
          (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS ENDED
                      JULY 31, 1999 AND 1998 IS UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  INCOME TAXES

                  The Company records deferred income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Company's assets and liabilities. An allowance is recorded, based upon currently available information, when it is more likely than not that any or all of the deferred tax asset will not be realized. The provision for income taxes includes taxes currently payable, if any, plus the net change during the year in deferred tax assets and liabilities recorded by the Company.

                  STOCK-BASED COMPENSATION

                  The  Company  accounts  for  stock-based  compensation  to its employees using the intrinsic value method, which requires the recognition of compensation expense over the vesting period of the options when the exercise price of the stock option granted is less than the fair value of the underlying common stock. Additionally, the Company provides pro forma disclosure of net loss and loss per share as if the fair value method had been applied in measuring compensation expense for stock options granted. Stock-based compensation related to options granted to non-employees is recognized using the fair value method.

                  LOSS PER SHARE

                  The computation of loss per share of common stock is computed by dividing net loss for the period by the weighted average number of common shares outstanding during that period. The weighted average number of common shares outstanding for the years ended January 31, 1998 and 1999 excludes approximately 1,179,000 and 3,218,000 respectively, of antidilutive stock options and warrants.

                  Because the Company is incurring losses, the effect of stock options and warrants is antidilutive. Accordingly, the Company's presentation of diluted earnings per share is the same as that of basic earnings per share.

                  FAIR VALUE OF FINANCIAL INSTRUMENTS

                  The carrying value of the Company's financial instruments, including cash , accounts receivable, accounts payable, accrued expenses and notes payable approximated fair value because of the short maturity of these instruments. The Company routinely assesses the financial strength of its customers and records an allowance for doubtful accounts when it determines that collection of a particular amount is unlikely.

                  RECLASSIFICATIONS

                  Certain  items  in  these   financial   statements  have  been
reclassified to conform to the current period presentation.

                         OUTLOOK SPORTS TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 1999
          (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS ENDED
                      JULY 31, 1999 AND 1998 IS UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                  UNAUDITED INTERIM FINANCIAL STATEMENTS

                  The  interim  financial  data  of the  Company  is  unaudited.
Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements for the interim periods presented have been made. The results of operations for the six month period ended July 31, 1999 are not necessarily indicative of the results for the full year.

NOTE 3 - INVENTORIES

                                                                   JULY 31,                JANUARY 31,
                                                                     1999                     1999
                                                                 (UNAUDITED)

                  Inventories consist of the following:

                  Components parts                               $   79,800             $     64,800
                  Clubs                                             139,216                  124,216
                  APPAREL, GOLF ACCESSORIES AND OTHER                39,703                   36,788
                                                                 -----------            -------------
                                                                 $ 258,719              $    225,804
                                                                 ===========            =============

NOTE 4 - PROPERTY AND EQUIPMENT

                                                                           JULY 31,             JANUARY 31,
                                                                            1999                      1999
                                                                         (UNAUDITED)

                  Property and equipment consists of the following:

                  Furniture and fixtures                                  $ 468,974              $   468,974
                  EQUIPMENT                                                  50,132                   46,199
                                                                          -----------            -------------
                                                                            519,106                  515,173
                  ACCUMULATED DEPRECIATION                                  235,740                  160,855
                                                                          -----------            -------------
                                                                          $ 283,366              $   354,318
                                                                          ===========            =============

     The Company recorded depreciation expense of $8,100 and $149,400 for the 0years ended January 31, 1998 and 1999, respectively.

                         OUTLOOK SPORTS TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 1999
          (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS ENDED
                      JULY 31, 1999 AND 1998 IS UNAUDITED)

NOTE 5 - NOTES PAYABLE - RELATED PARTIES

                                                                                      JULY 31,                JANUARY 31,
                                                                                        1999                         1999
                                                                                  (UNAUDITED)
                  Notes payable to related parties consist of the following:

                  Long-term unsecured note payable to the
                    Company's  Chief Executive Officer,  due
                    April 2004, interest at prime rate                             $ 150,000                  $      -

                  Long-term unsecured note payable to the
                    Company's Chief Executive Officer, due
                    March 2000, interest at prime rate                               100,000                         -

                  Long-term  unsecured notes payable to the Company's  President and  Chief  Executive  Officer,  interest  at  7.5%,  due by
                    September 2002                                                    40,000                      40,000
                                                                                   -----------                 -----------
                                                                                     290,000                      40,000
                  CURRENT PORTION                                                    100,000                         -
                                                                                   ----------                  -----------
                  LONG-TERM PORTION                                                $ 190,000                  $   40,000
                                                                                    =========                   ==========

NOTE 6 - NOTES PAYABLE

                                                                             JULY 31,                JANUARY 31,
                                                                              1999                     1999
                                                                           (UNAUDITED)

                  Notes payable consist of the following:

                  Unsecured notes payable to private investors,
                    due September 1998 (see below)                        $ 360,000                   $ 375,000
                  Unsecured notes payable to private investors,
                    due February 1999, interest at 12% (see below)                 -                     75,000
                  Unsecured note payable to private investor,
                    due September 1999, interest at 10% (see below)                -                     25,000
                  Unsecured notes payable to private investors,
                    due April 1999, interest at 7.5%                               -                    250,000
                  Unsecured line of credit, interest at the bank's
                    prime  rate  plus  2%,  guaranteed  by  the
                    Company's President and Chief Executive
                    Officer, due on demand                                   35,641                      35,100
                  Unsecured note payable to private investor,
                    Interest at 5%, due June 2000                           300,000                        -
                  Unsecured note payable, interest at 10.5%,
                    Due December 1999                                        40,000                        -
                  Advances from factor, interest at 24%, due on
                    DEMAND                                                        -                       2,744
                                                                          ------------              --------------
                                                                       $    735,641              $      762,844
                                                                          ============              ==============

                         OUTLOOK SPORTS TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 1999
          (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS ENDED
                      JULY 31, 1999 AND 1998 IS UNAUDITED)

NOTE 6 -          NOTES PAYABLE (CONTINUED)

                  In January 1998, as part of a proposed $3,500,000 debt offering, the Company issued a $50,000 note payable maturing at the earlier of September 1998 or within 5 days after an initial public offering of the Company's common stock generating in excess of $7 million of gross proceeds. From February 1998 through June 1998 the Company raised an additional $3,455,000 through the issuance of notes payable, the terms of which were the same as the January 1998 note. Under the terms of the debt financing, for each $50,000 principal the holder of the note payable had the option to receive interest in the amount of $3,125 or warrants to purchase 25,000 shares of the Company's common stock at a price per share equal that to be offered in connection with the offering of warrants under the Company's then planned initial public offering, which management expected to be 115% of the per share initial public offering price.

                  In July 1998 the Company issued a $400,000 note payable, the terms of which gave the noteholder the option to receive either $25,000 in interest or warrants to purchase 533,333 shares of the Company's common stock at 125% of the per share initial public offering price.

                  In November 1998, noteholders of $3,530,000 principal of the $3,905,000 principal described above elected to exchange such indebtedness for an aggregate of 706,000 shares of the Company's Class A common stock and 706,000 warrants to purchase Class A common stock (see Note 7). At January 31, 1999 the Company was in default on the remaining $375,000 notes payable.

                  In connection with the issuance of the 12% and 10% notes, the Company issued 8,000 shares of Class A common stock valued at $40,000. Such shares have been recorded as debt issuance expense and are being amortized over the terms of the loans.

                  Pursuant to the terms of a factoring agreement, the Company assigns substantially all of its accounts receivable to a factor with recourse. The Company is able to borrow up to 50% of eligible accounts receivable, as defined, up to a maximum amount of $1 million. The agreement calls for the Company to assign a minimum of $1.5 million per year of eligible accounts receivable, as defined. Advances from the factor bear interest at 24% per annum. Receivables assigned to the factor are subject to a charge of 3% of the face amount of the receivable. The advances from the factor are secured by all of the Company's assets. During the year ended January 31, 1998, the Company incurred interest of $10,059 and factoring charges of $7,739. During the year ended January 31, 1999, the Company incurred combined interest and factoring charges of $34,877. The factoring agreement, as amended on August 31, 1998, is for an initial term of twelve months and renews for successive twelve month periods thereafter, unless cancelled by the Company or the factor.

                  In connection with the $300,000 note payable to a private investor, due June 2000, the lender will receive a royalty equal to 2% of gross sales of Tegra titanium drivers, as defined. All royalties are payable quarterly and, in addition, the lender was granted 50,000 warrants to purchase common stock expiring in three years.

                         OUTLOOK SPORTS TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 1999
          (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS ENDED
                      JULY 31, 1999 AND 1998 IS UNAUDITED)

NOTE 7 -          SHAREHOLDERS' DEFICIT

                  STOCK SPLITS AND NUMBER OF AUTHORIZED SHARES

                  In February 1997, the Company increased the number of authorized shares of common stock from 6,500,000 to 10,881,000 and simultaneously effected a 3-for-2 reverse stock split. In July 1997, the Company increased the number of authorized shares of common stock from 10,881,000 to 24,300,000. On January 31, 1998, the Company decreased the authorized shares of common stock to 8,100,000 and simultaneously effected a 3-for-1 reverse stock split.

                  In October 1998, the Company increased the authorized shares of common stock from 8,100,000 to 20,000,000. Within the authorized shares of common stock, the Company created a Class A and a Class B stock, consisting of 15,000,000 and 5,000,000 shares of stock, respectively. Additionally, the Company authorized 5,000,000 shares of preferred stock, par value $0.01 per share.

                  All references to the number of common shares and per share amounts elsewhere in the financial statements and related footnotes have been restated to reflect the effect of all stock splits for all periods presented.

                  COMMON STOCK

                  During February 1997, the Company's Chief Executive Officer was issued approximately 1,025,000 shares of the Company's common stock in return for the forgiveness of $588,660 in advances to the Company at various dates during 1996 and 1997. The Company recorded approximately $57,000 of compensation expense in connection with the issuance of such shares based on the fair market value of the shares as determined by an independent valuation. Also, during the year ended January 31, 1998, the Company sold approximately 181,000 shares of its common stock for $299,000, of which 4,833 shares were sold to a related party.

                  In March 1998, the Company issued 104,784 shares to a professional golfer as consideration for $220,047 owed to such golfer under the Company's endorsement arrangement with Hippo Holdings. The Company was then negotiating an endorsement contract with this professional golfer for the Company's TEGRA(TM) brand products. These negotiations ceased prior to any agreement being reached between the Company and the golfer.

                  On April 29, 1998, the Company entered into a consulting agreement with a financial advisor to obtain financial investment services through January 22, 2000. The consideration provided for in the agreement was the issuance of 125,000 shares of the Company's common stock. This agreement was terminated by the Company in November 1998. Accordingly, the Company recorded $125,000 as a charge to operations in the current period.

                  In March 1998 the Company issued 12,916 shares of Class A common stock valued at $69,166 to three consultants in connection with services performed.

                  In connection with issuance of $100,000 principal notes payable (see Note 6) the Company issued 8,000 shares of Class A common stock valued at $40,000. Such shares have been recorded as debt issuance expense and are being amortized over the term of the loans.

                         OUTLOOK SPORTS TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 1999
          (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS ENDED
                      JULY 31, 1999 AND 1998 IS UNAUDITED)

NOTE 7 -          SHAREHOLDERS' DEFICIT (Continued)

                  COMMON STOCK (Continued)

                  On October 7, 1998, the Company's President and Chief Executive Officer converted an aggregate of 1,464,953 shares of their Class A common stock to the equivalent number of Class B common stock. The Company has agreed not to register the Class B common stock under the Securities Exchange Act of 1933 for a period of two years. The Class B common stock converts to an equal amount of Class A common stock upon the earlier of (i) October 31, 2000 or
(ii) such time as the closing price for the Class A common stock shall equal or exceed $8 for a period of 10 consecutive trading days. Otherwise, the rights of the holders of Class A and Class B common stock are substantially the same.

                  In November 1998, the Company executed exchange agreements with certain noteholders including a related party, whereby such parties exchanged an aggregate of $5,808,327 of principal and interest on notes for 1,161,666 Class A shares of common stock and 1,161,666 warrants to acquire Class A shares of common stock. Subsequent to such exchange, the Company was in default on $375,000 principal notes payable.

                  Additionally, in November 1998 the Company executed exchange agreements with the Company's President and Chief Executive Officer who had advanced funds to the Company, whereby such officers exchanged an aggregate of $312,957 of principal and interest on advances for 62,591 Class A shares of common stock and 62,591 warrants to acquire Class A shares of common stock.

                  COMMON STOCK WARRANTS

                  In connection with the issuance of its unsecured notes payable to private investors, the Company issued warrants to purchase shares of its common stock as follows:

                                                                                               WARRANTS
                                                                                                           Weighted Average
                                                                                   SHARES                   EXERCISE PRICE

                  BALANCE, JANUARY 31, 1997                                           7,150                 $ 1.13
                  Warrants issued in connection with $975,000 of
                    notes payable at 12.5%                                          107,250                   0.75
                  Warrants issued in connection with $525,000 of
                    notes payable at 15%                                            232,750                   0.75
                  Warrants issued in connection with $420,000 of
                    notes payable at 12.5%                                           84,000                   2.10
                  WARRANTS ISSUED IN CONNECTION WITH OTHER NOTES PAYABLE             33,000                   2.33
                                                                                ------------                  -------

                  BALANCE, JANUARY 31, 1998                                         464,150                   1.12


                         OUTLOOK SPORTS TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 1999
          (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS ENDED
                      JULY 31, 1999 AND 1998 IS UNAUDITED)

NOTE 7 -          SHAREHOLDERS' DEFICIT (Continued)
                  COMMON STOCK WARRANTS (Continued)

                                                                                                 WARRANTS

                                                                                                             Weighted Average
                                                                                     SHARES                   EXERCISE PRICE

                  Warrants issued in connection with extension of
                    $975,000 of notes payable at 12.5%                                26,813              $     0.75
                  Warrants issued in connection with extension of
                    $525,000 of notes payable at 15%                                  58,188                    0.75
                  Warrants issued in connection with extension of
                    $420,000 of notes payable at 12.5%                               130,000                    2.78
                  Warrants issued in connection with $400,000 of
                    note payable                                                     533,333                    7.25
                  Warrants issued in connection with exchange of
                    $6,121,284 PRINCIPAL AND INTEREST (SEE ABOVE)                  1,224,257                    6.67
                                                                                  ----------                ----------

                  BALANCE, JANUARY 31, 1999                                        2,436,741                    5.32

                  Warrants issued in connection with interest on

                    $3,505,000 PRINCIPAL DEBT FINANCING (SEE NOTE 6)               1,702,500                    6.67
                                                                                  ----------                ----------

                  BALANCE, JULY 31, 1999 (UNAUDITED)                               4,139,241                $   5.88
                                                                                  ==========                ==========

                  The  Company   believes   that  the  above   warrants  had  an
insignificant fair market value at the time of their issuance.

                  COMMON STOCK OPTIONS

                  On September 4, 1996, the Company adopted the 1996 Incentive and Non-Qualified Stock Option Plan (the "1996 Plan") allowing the Company to issue 500,000 incentive stock options to employees and non-qualified stock options to either employees or consultants. The total number of shares with respect to which options may be granted was increased to 1.15 million on January 24, 1997.

                  In June 1998 the Company adopted the 1998 Incentive and Non-Qualified Stock Option Plan (the "1998 Plan") allowing the Company to issue 800,000 incentive stock options to employees and non-qualified stock options to either employees or consultants.

                  The Company has issued various stock options to employees and consultants. The options' vesting period varies from full vesting upon issuance of options to vesting over a three year period. A summary of the Company's stock options activity is as follows:

                         OUTLOOK SPORTS TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 1999
          (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS ENDED
                      JULY 31, 1999 AND 1998 IS UNAUDITED)

NOTE 7 -          SHAREHOLDERS' DEFICIT (Continued)
                  COMMON STOCK OPTIONS (Continued)

                                                                                                            OPTIONS
                                                                                                          Weighted Average
                                                                                   SHARES                  EXERCISE PRICE

                  BALANCE, JANUARY 31, 1997                                        267,531                    $   0.82
                  GRANTED                                                          448,880                        3.04
                                                                                ----------                    ---------
                  BALANCE, JANUARY 31, 1998                                        716,411                        2.21
                  Terminated                                                      (101,765)                      (3.05)
                  GRANTED                                                          166,666                        8.24
                                                                                ----------                    ---------

                  BALANCE, JANUARY 31, 1999                                        781,312                      $ 3.383
                                                                                ==========                    =========

                                                                       Outstanding      Exercisable            Weighted Average
                  EXERCISE PRICE RANGE                                     SHARES          SHARES                  EXERCISE PRICE

                   $0.225                                                 85,476            85,476                    $   0.225
                    0.72 - 0.75                                          159,441           151,942                        0.689
                    2.10 - 3.00                                          319,896           318,785                        2.632
                    6.00 - 9.20                                          216,499           112,791                        7.724
                                                                       ---------        ----------                     --------
                                                                         781,312           668,994                     $  3.383
                                                                       =========        ==========                     ========

                  The Company generally grants options at exercise prices equal to the estimated market value of the Company's common stock at the date of the grant. The Company recognized approximately $153,000 of stock-based compensation expense during the year ended January 31, 1998, relating to options granted to exercise prices below the estimated fair market value of the Company's common stock at the date of grant. Had compensation costs for the Company's stock option grants to employees been determined using the fair value method, the Company's loss and loss per share for the year ended January 31, 1998 would not have been significantly different from the amounts recorded.

                  Fair market value information for the Company's stock warrants and options for the years ended January 31, 1998 and 1999 was estimated using the Black-Scholes option pricing model assuming risk free rates of 5.6% to 6.5%, no dividend yield, expected terms of 3 years, and no significant volatility.

NOTE 8 - INCOME TAXES

                  The Company is subject to federal and state income taxes but has not incurred a liability for such taxes due to losses incurred. As of January 31, 1999 the Company had a net operating loss carryforward ("NOLC") for federal income tax purposes of approximately $9,800,000. This NOLC is available to offset future federal taxable income, if any, through 2014. Limitations on the utilization of the Company's net operating tax loss carryforwards could result in the event of certain changes in the Company's ownership.

                        The Company had deferred tax assets of approximately $4,116,000 at January 31, 1999, resulting primarily from net operating loss carryforwards. The deferred tax assets have been fully offset by a valuation allowance resulting from the uncertainty surrounding the future realization of the net operating loss carryforwards.

                         OUTLOOK SPORTS TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 1999
          (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS ENDED
                      JULY 31, 1999 AND 1998 IS UNAUDITED)

NOTE 9 -          COMMITMENTS AND CONTINGENCIES

                  The Company currently rents office space on a month to month basis and leases equipment under non cancelable operating lease arrangements. Rent expense for the years ended January 31, 1998 and 1999 was approximately $101,000 and $133,000, respectively.

                   The Company has a commitment under an employment contract expiring in November 1999. The remaining commitment on this contract is approximately $47,000.

                  As of January 31, 1998, the Company had entered into purchase agreements with various suppliers for components and finished goods for both TEGRA(TM) and HiPPO(TM) brand products, approximating $1.3 million (see Note
10). At January 31, 1999 the Company had no significant purchase agreements.

                  The Company is a defendant in a lawsuit alleging patent infringement and, additionally, has received a request that the Company reviews its TEGRA(TM) line of clubs in view of a patent issued to a third party relating to golf club design. The Company believes that its TEGRA(TM) brand golf clubs do not infringe the patents which are the subject of the lawsuit of the review request. However, no assurance can be given that the Company's product does not infringe such patents, or any golf club related patent. Further, the Company cannot currently estimate the effect of an adverse decision in connection with these matters on the Company's financial condition or results of operations.

                  The Company is a defendant in a lawsuit alleging the breach of a letter of intent with an underwriter. The lawsuit seeks approximately $1.5 million in damages. The Company believes this claim is without merit and intends to vigorously defend itself; however, there can be no assurance that the Company will prevail.

                  The Company is involved in legal proceedings and claims which arise in the ordinary course of its business. Management believes that the outcome of such litigation and claims will not result in any material adverse effect on the Company's financial position or results of operations.

NOTE 10 -         SALE OF LICENSE

                  In May 1998, the Company sold its license to sell HiPPO(TM) products in the U.S. back to Hippo Holdings along with all existing HiPPO(TM) brand inventory and certain marketing materials of approximately $91,000, prepaid royalties of approximately $133,000, and the assumption of liabilities in the amount of approximately $225,000. The Company received cash payments of approximately $413,000. A gain of approximately $414,000 was recorded in connection with this transaction. In addition, Hippo Holdings returned to the Company the 50,000 shares of common stock it had received upon entering the license agreement; no gain or loss was recorded in connection with the return of the stock. Furthermore, Hippo Holdings assumed the Company's then outstanding purchase commitments in the amount of approximately $1,172,000 related to the HiPPO(TM) brand of products. Sales of HiPPO(TM) brand products for the years ended January 31, 1998 and 1999, were approximately $589,000 and $24,000, respectively.

                         OUTLOOK SPORTS TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 1999
          (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS ENDED
                      JULY 31, 1999 AND 1998 IS UNAUDITED)

NOTE 11 -         SUBSEQUENT EVENTS

                  Subsequent to January 31, 1999, the Company received $125,000 in exchange for notes payable bearing interest at a rate of 10% with an equivalent face amount and 10,000 shares of the Company's Class A common stock. These notes mature on the earlier of October 1, 1999 or 5 days subsequent to the completion of an initial public offering by the Company. The Company valued the shares issued in connection with this transaction at $50,000. These loans were repaid in March 1999.

                  In March 1999, the Company agreed to reacquire 125,000 shares of Class A common stock for $31,250. These shares were originally issued to Argent Securities, Inc. in April 1998 in connection with a two year consulting agreement.

                  During March and April 1999 the Company completed an initial public offering of its Class A common stock. The Company sold 438,500 shares of Class A common stock at $5.80 per share. Net proceeds to the Company were approximately $1,768,000 inclusive of certain unpaid offering expenses. In connection with the offering, the Underwriters were granted for a nominal fee Common Stock Purchase Warrants entitling the Underwriters to purchase up to 40,000 shares of Class A common stock at $9.57 per share.

                  In April 1999 the Company's Chief Executive Officer advanced $250,000 to the Company in exchange for notes payable bearing interest at the prime rate of interest. The first $100,000 of this advance is due on the earlier of March 1, 2000 or within five days following the closing of a public offering of equity securities of the Company resulting in gross proceeds to the Company of $5,000,000. The remaining $150,000 of this advance is due on the earlier of April 20, 2004 or within five days following the closing of a public offering of equity securities of the Company resulting in gross proceeds to the Company of $5,000,000.

                  In June 1999 the Class B common stock was automatically exchanged into shares of Class A common stock in accordance with the applicable provisions which call for such conversion to take place at such time as the closing price of the Class A common stock shall equal or exceed $8.00 for a period of ten consecutive trading days.

                  On July 1, 1999 the Company entered into a five year consulting agreement for management and financial advisory services. The agreement calls for the issuance of 162,500 shares of the Company's common stock. Accordingly, the Company recognized a charge of $1,381,250 in the current period as complete payment for the five year period.

                  In August 1999 the Company entered into a Letter of Intent with Madison & Wall Financial Services, Inc. ("Madison"), a privately held full service, financial public relations company. Under the Letter of Intent the Company and Madison have agreed, subject to certain conditions, for the Company to acquire 100% of the outstanding shares of Madison in exchange for 9,000,000 shares of the Company's Class A Common Stock. Among other conditions, the acquisition is conditioned on the satisfactory completion of due diligence by both the Company and Madison as well as approval by the Company's shareholders. If this acquisition is consummated, the Company's primary business focus will become providing financial public relations services. The letter of intent has since expired. While the Company hopes to engage in a similar transaction with this or another business, there is no assurance that the Company will be able to consummate such a transaction with this company or at all.

                         OUTLOOK SPORTS TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                JANUARY 31, 1999
          (INFORMATION AS OF JULY 31, 1999 AND FOR THE SIX MONTHS ENDED
                      JULY 31, 1999 AND 1998 IS UNAUDITED)

NOTE 11 -         SUBSEQUENT EVENTS (Continued)

                  On September 29, 1999 three former employees filed a claim with the Supreme Court of the State of New York alleging, among other things, that the Company owes such persons back pay and benefits. Such persons have alleged aggregate damages in an amount that exceeds $600,000. The claims relate to such parties' employment with the Company and such parties' subsequent termination. The Company has yet to file any responsive pleadings, however, intends to vigorously contest such claim.

NOTE 12 -         SUBSEQUENT EVENTS (UNAUDITED)

                  In October 1999 the Company issued to an individual 65,000 shares of Class A common stock in connection with an exchange agreement, in exchange for $300,000 principal amount promissory note, future 2% royalty payments on gross sales of Tegra drivers, and warrants to purchase 50,000 shares of the Company's Class A common stock.

                  In October 1999 the Company borrowed approximately $134,000 and $37,000 from its Chief Executive Officer and President, respectively. Additionally, from November 1, 1999 to November 9, 1999, the Company Borrowed $145,000 from its President.

NOTE 13 -         YEAR 2000 CONSIDERATIONS
                  ------------------------

                  The "Year 2000" problem relates to computer systems that have time and date-sensitive programs that were designed to read years beginning with "19", but may not properly recognize the year 2000. If a computer system or software application used by the Company or a third party dealing with the Company fails because of the inability of the system or application to properly read the year 2000 the results could have a material adverse effect on the Company.

                  The Company's review of its own operating systems does not indicate any Year 2000 problems. However, the Company is dependent on third party vendors. Failures and interruptions, if any, resulting from the inability of certain computing systems of third party vendors to recognize the Year 2000 could have a material adverse effect on the Company's results of operations. There can be no assurance that the Year 2000 issue can be resolved by any of such third parties prior to the upcoming change in the century. Although the Company may incur substantial costs, as a result of such third party service providers correcting Year 2000 issues, such costs are not sufficiently certain to estimate at this time.

--------, 1999





                        Outlook Sports Technologies, Inc.

                    3,955,922 Shares of Class A Common Stock






                                   PROSPECTUS

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant's Certificate of Incorporation includes certain provisions permitted pursuant to the Delaware General Corporation Law ("Delaware Law") whereby officers and directors of the Registrant are to be indemnified against certain liabilities. The Certificate of Incorporation also limits to the fullest extent permitted by Delaware Law a director's liability to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, including gross negligence, except liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption, and
(iv) any transaction from which the director derives an improper personal benefit. Delaware Law does not permit a corporation to eliminate a director's duty of care and this provision of the Registrant's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's beach of the duty of care.

         Article SEVENTH of the Registrant's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         Article EIGHTH of the Certificate of Incorporation provides that a director or officer of the Registrant shall be indemnified by the Registrant against (a) all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and (b) all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him or her by virtue of his or her position as a director or officer of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including the dismissal of an action without prejudice, he or she is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his or her request, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

         Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within sixty days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

         Article EIGHTH of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

         Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

         The Registrant maintains a directors' and officers' insurance policy that covers certain liabilities of directors and officers of the Registrant. The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

SEC registration fee               $12,529

Printing and engraving             $5,000.00

Accountants' fees and expenses     $40,000.00

Legal fees                         $65,000.00

Miscellaneous                      $27,471.00

Total                              $150,000.00


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         On  October  7,  1998,  the  Registrant   amended  its  certificate  of
incorporation to create two classes of Common Stock. References to Common Stock below are to the Common Stock of the Registrant prior to this Amendment.

         The following information is furnished with regard to all securities sold by the Registrant within the past three years which were not registered under the Securities Act. The share numbers set forth below have been adjusted to reflect a number of stock splits. In August 1996, the Registrant increased the number of authorized shares of Common Stock from 250,000 to 6,500,000 and simultaneously effected a 15-for-1 stock split. In February 1997, the Registrant increased the number of authorized shares of Common Stock from 6,500,000 to 10,881,000 and simultaneously effected a 3-for-2 reverse stock split. In July 1997, the Registrant increased the number of authorized shares of Common Stock from 10,881,000 to 24,300,000. On January 31, 1998, the Registrant decreased the number of authorized shares to 8,100,000 and simultaneously effected a 3-for-1 reverse stock split.

         The issuances described in this Item 26 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering.

         None of the foregoing transactions involved a distribution or public offering. The recipients of all of these securities represented that such securities were being acquired for investment and not with a view to the distribution thereof. In addition, the certificates evidencing these securities bear restrictive legends. All investors represented that they were either sophisticated or accredited investors. All investors were given full disclosure concerning the Registrant and its business as well as a full opportunity to ask questions of and receive answers from the Registrant and its officers and authorized representatives regarding the terms and conditions of the offering as well as the affairs of the Registrant and related matters.

ISSUANCES OF COMMON STOCK

                                               Number
Name                                         of shares            Purchase Price      Date Sold

Paul Berger........................           333,333             $ 132,000           May 13, 1996
Jim Dodrill........................           333,333               132,000           May 31, 1996
Greg Cohen.........................            76,502               210,000           September 4, 1996
David Staudinger...................             6,666                14,000           July 25, 1997
Walter Maupay......................            16,666                35,000           July 31, 1997
Walter & Gina McDonough............             3,333                 7,000           August 1, 1997
DDJ Hackworthy Ltd Pp..............            47,619               100,000           August 11, 1997
David Stern........................             8,333                17,500           August 18, 1997
Ian Woosnam(1).....................           104,784               220,047           October 1, 1997
Synergy Group International(2).....           200,000               100,000           October 17, 1997
Carol Dodrill/Bill Powell(3).......           100,000                50,000           October 28, 1997
Paul Fairchild.....................            33,333                70,000           October 30, 1997
Rodger Berman(2)...................             6,666                 5,000           November 10, 1997
Frank Maddocks.....................            60,000                45,000           November 11, 1997
Glen Day...........................            10,000                   (4)           January 1, 1998
Dan Snider.........................             1,250                   (4)           January 1, 1998

Arthur Chou........................             1,666                   (4)           January 1, 1998
Andrew Holder/Marc Roberts(2)......           100,000                   (4)           January 23, 1998
Argent Securities, Inc.............           125,000                   (4)           January 23, 1998
Sichenzia, Ross & Friedman LLP.....            20,000                   (5)           October 1, 1999
Dan Hicks..........................            18,250                   (6)           March 5, 1999
Afzal Ahmad........................            65,000                   (7)           October 26, 1999
GAR  Group, Inc....................           162,500                   (8)           July 1, 1999
Capital York, Inc..................            10,000                   (9)           October 26, 1999
Lynn Chidester.....................            25,000              $100,000           October 26, 1999

     (1) Purchase price was paid by the individual forgoing payments due under a contract with the Registrant in amounts equal to the purchase price.

     (2) These individuals purchased stock from Paul Berger and Jim Dodrill.

     (3) These  individuals  purchased  stock  from Paul  Berger.

     (4)  Issued  in  connection  with  a  services  contract.

     (5) Issued in consideration for past legal services rendered.

     (6) Issued in connection with Spokesperson Agreement, dated March 5, 1999, in consideration for making appearances on our behalf.

     (7) Issued in connection with Exchange Agreement, in exchange for $300,000 principal amount promissory note, future 2% royalty payments on gross sales of Tegra drivers, and warrants to purchase 50,000 shares of the Registrant's Class A common stock.

     (8) Issued in connection with Consulting Agreement, dated July 1, 1999, with Gary A. Rogers in consideration for consulting services.

     (9) Issued in connection with Consulting Agreement, dated October 26, 1999, with Capital York, Inc. in consideration for consulting services.

         Additionally, during the quarter ended July 31, 1999, the Registrant also raised $215,000 from the private sale of 53,750 shares of unregistered, restricted Class A Common Stock to unaffiliated parties.

DEBT SECURITIES AND WARRANTS

         From February 1997 through October 1999, the Registrant issued unregistered debt securities and warrants to a number of individuals pursuant to five private placements and to Stanley Berger and Paul Berger in connection with certain advances to the Registrant. The issuances made in connection with these transactions were made in reliance on Section 4(2) of the Securities Act. In each case, each purchaser was an accredited investor. The following summary of these transactions reflects the effect of all stock splits of the Registrant's Common Stock. The summary also reflects a 25% increase in the number of shares of Common Stock that may be purchased by each investor in the offerings described under (a) and (b) below, which increase was granted by the Registrant in return for an extension of the payment date for each Note.

         (a) In February through April, 1997, the Registrant sold through a private placement a total of 9.75 Units (or portions of a Unit) to fourteen individuals, each Unit consisting of a non-transferable promissory note in the amount of $100,000, earning 12.5% interest annually, and a warrant to purchase 13,570 shares of the Common Stock of the Registrant. The warrants are convertible into shares of Common Stock at $0.75 per share and terminate after five years.

         (b) In May through June, 1997, the Registrant sold through a private placement a total of 10.5 Units (or portions of a Unit) to ten individuals (all of whom had participated in the first private placement), each Unit consisting of a non-transferable promissory note in the amount of $50,000, earning 15% interest annually, and a warrant to purchase 27,708 shares of the Common Stock of the Registrant. The warrants are convertible into shares of Common Stock at $0.75 per share and terminate after five years.

         (c) In July, 1997, the Registrant sold through a private placement a total of six Units (or portions of a Unit) to three individuals, each Unit consisting of a non-transferable promissory note in the amount of $75,000, earning 12.5% interest annually, and a warrant to purchase 15,000 shares of the Common Stock of the Registrant. The warrants are convertible into shares of Common Stock at $2.10 per share and terminate after five years. One investor in this offering received warrants to purchase an additional 98,333 shares of Class A common stock at $3.00 per share, and one investor received warrants to purchase an additional 31,666 shares of Class A common stock at $2.10 per share.

         (d) In January through June, 1998, the Registrant sold through a private placement a total of 70.1 Units (or portions of a Unit) to 43 individuals (four of whom had participated in the first private placement), each Unit consisting of a non-transferable promissory note in the amount of $50,000 and an option to receive an additional $3,125 in cash or a warrant to purchase 25,000 shares of the Common Stock of the Registrant. The warrants are convertible into shares of Common Stock at $6.67 per share and terminate after three years. The Registrant will register the warrants contemporaneously with registration of this Offering. Argent Securities, Inc. acted as placement agent in the private placement and received compensation of $499,150 consisting of a 10% commission and certain other fees.

         (e) On July 1, 1998, the Registrant sold through a private placement a total of one Unit to a single individual, which Unit consisted of a non-transferable promissory note in the amount of $400,000 and a warrant to purchase 533,333 shares of the Common Stock of the Registrant. The warrant is convertible into shares of Common Stock at $7.25 per share and terminates after three years. H.J. Meyers acted as placement agent in the private placement and received compensation of $40,000 consisting of a 10% commission.

         (f) In September, 1996 through January, 1998, the Registrant issued a total of ten non-transferable promissory notes, totaling $340,000 and warrants to purchase a total of 67,857 shares of the Common Stock of the Registrant. The warrants are convertible into shares of Common Stock at exercise prices ranging from $0.75 per share to $4.00 per share and terminate after five years.

         (g) During the quarter ended July 31, 1999, the Registrant borrowed $250,000 from Paul Berger, its Chief Executive Officer, in exchange for notes payable bearing interest at the prime rate of interest. The first $100,000 of this advance is due on the earlier of March 1, 2000 or within five days following the closing of a public offering of the Registrant's equity securities resulting in gross proceeds of $5,000,000. The remaining $150,000 of this advance is due on the earlier of April 20, 2004 or within five days following the closing of a public offering of the Registrant's equity securities resulting in gross proceeds of $5,000,000.

         (h) Subsequent to the end of July 31, 1999, the Registrant borrowed approximately $133,795 from Paul Berger, its Chief Executive Officer, and $181,500 from Jim Dodrill, its President, in exchange for notes payable bearing interest at the prime rate of interest. These amounts are due on December 1, 1999.

         Additionally, on May 30, 1997, the Registrant issued to Greg Cohen options to purchase 116,666 shares of Class A common stock at an exercise price of $2.10 per share and on May 30, 1998 the Registrant issued to Mr. Cohen an additional 116,666 shares of Class A common stock at an exercise price of $9.20 per share, however, on October 26, 1999, the Registrant agreed to reduce the exercise price of these options to $6.67.

CONVERSION OF DEBT

         In November 1998, the Registrant executed exchange agreements (the "Exchange Agreements") with certain unaffiliated noteholders whereby such note holders exchanged an aggregate of $5,210,236.29 principal amount of indebtedness plus accrued interest for 1,052,047 shares of Common Stock and 1,052,047 Warrants. At January 31, 1999, $375,000 of such debt had not been converted and remains due and owing. In addition $911,047.75 which the Registrant had borrowed from certain officers or persons affiliated to officers of the Registrant was also converted in November 1998 into 182,210 shares of Common Stock and 182,210 Warrants.

         In October 1999, we issued to Afzahl Ahmad 65,000 shares of Class A common stock in connection with Exchange Agreement, in exchange for $300,000 principal amount promissory note, future 2% royalty payments on gross sales of Tegra drivers, and warrants to purchase 50,000 shares of the Registrant's Class A common stock.

ITEM 27: EXHIBITS

EXHIBIT                                              DESCRIPTION
3.1*           Amended and Restated Certificate of Incorporation
3.2*           By-Laws
4.1*           Specimen certificate for the Common Stock
5.1***         Opinion of Sichenzia, Ross & Friedman LLP
10.1*          Form of Underwriter's Warrant issued to Kashner Davidson Securities Corp. in connection with the
10.2*          Business Note and Security Agreement, dated June 19, 1997, with Barnett Bank, N.A.
10.3*          Revolving Accounts Receivable Funding Agreement between Outlook Sports Technology, Inc. and Gibraltar
10.4*          Amendment to Revolving Accounts Receivable Funding Agreement, dated November 25, 1997
10.5*          Gibraltar Financial Corporation Demand Note, dated November 25, 1997
10.6*          Form of Promissory Note signed by the Registrant in favor of Paul Berger, Jim Dodrill and Stanley
10.7*          Option, dated January 24, 1997, received by Paul Berger as consideration for an advance made by him
10.8*          Option, dated September 5, 1996, received by Jim Dodrill as consideration for an advance made by him
10.9*          Form of Warrant for the purchase of the Common Stock of the Registrant received by Stanley Berger as
10.10*         Form of Warrant for the purchase of the Common Stock of the Registrant received by all participants
10.11*         Form of Warrant for the purchase of the Common Stock of the Registrant received by all participants
10.12*         Form of Warrant for the purchase of the Common Stock of the Registrant received by all participants
10.13*         Form of Subscription Agreement signed by all investors in the Registrant
10.14*         Sublease Agreement and Rider, dated December 1, 1996, between the Registrant and Tom Rochon

10.15*         Sublease Agreement and Rider, dated July 12, 1996, between the Registrant and Tom Rochon Associates
10.16*         Research, Development and Consulting Contract, dated October 8, 1996, with Chou Golf Design Labs, Inc.
10.17*         Contract Amendment, dated May 4, 1997, to Research, Development and Consulting Contract with Chou
10.18*         1996 Incentive and Non-qualified Stock Option Plan
10.19*         Form of Incentive Stock Option Agreement under 1996 Incentive and Non-qualified Stock Option Plan
10.20*         Form of Non-qualified Stock Option Agreement under 1996 Incentive and Non-Qualified Stock Option Plan
10.21*         1998 Incentive and Non-qualified Stock Option Plan
10.22*         Form of Incentive Stock Option Agreement under 1998 Incentive and Non-Qualified Stock Option Plan
10.23*         Form of Non-Qualified Stock Option Agreement under 1998 Incentive and Non-Qualified Stock Option Plan
10.24*         Settlement  Agreement  and  Release,  dated  May 4,  1998,  between  the Registrant and Hippo Holdings Ltd
10.25*         Form of Non-Qualified Stock Option Agreement for Outside Directors under 1998 Incentive and
10.26*         Form of Exchange Agreement
10.27***       $250,000 Principal Amount Promissory Note with Paul Berger, dated May 1, 1999
10.28***       Host Agreement with Dan Hicks, dated March 5, 1999
10.29***       Spokesperson Agreement with Dan Hicks, dated March 5, 1999
10.30***       Consulting Agreement with Gary A. Rogers, dated July 1, 1999
10.31***       Form of Exchange Agreement with Afzal Ahmad
10.32***       Consulting Agreement with Capital York, Inc., dated October 26, 1999
10.33***       $112,000 Principal Amount Promissory Note with Paul Berger, dated October 26, 1999
10.34          $145,000 Principal Amount Promissory Note with Jim Dodrill, dated November 8, 1999
23.1           Consent of Wolinetz, Gottlieb & Lafazan, P.C.
23.2***        Consent of Sichenzia, Ross & Friedman LLP (incorporated by reference to Exhibit 5.1)
24.1***        Power of Attorney  (contained on the signature page of this Registration Statement)
27.1***        Financial Data Schedule

     * Incorporated by reference to the Registrant's registration statement on Form SB-2, as filed on July 7, 1998, and all amendments thereto.

     ** Incorporated by reference to the Registrant's quarterly report on Form 10-QSB, and the amendment thereto, as filed on September 14, 1999, and to the Registrant's annual report on Form 10-KSB, as filed on May 17, 1999.

     *** Previously filed.

ITEM 28. UNDERTAKINGS

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

     b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities
Act,  and  is  therefore,   unenforceable.   In  the  event  that  a  claim  for
indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5. For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

6. For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, November 12, 1999.

                                                 OUTLOOK SPORTS TECHNOLOGY, INC.

                                                             BY: /S/ PAUL BERGER

                                            Paul Berger, Chief Executive Officer
                                                       and Chairman of the Board

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Berger his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully ratifying and confirming all that said attorney-in-fact and agent or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 12, 1999.

    /S/ PAUL BERGER                          Chief Executive  Officer,  Principal  Financial and
        Paul Berger

    /S/ JIM DODRILL II                       President, General Counsel and Director
        Jim Dodrill II

    /S/ WILLIAM BARTHOLD                     Vice President
        William Barthold